Exhibit 10.15

***Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission.

DATED JUNE 20, 2013

(1)	XDx, Inc.

(2)	Diaxonhit

DISTRIBUTION AND LICENSING

AGREEMENT

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

DATED	June 20, 2013

PARTIES

(1)	XDx, Inc., a company incorporated in Delaware, United States with its registered address at 3260 Bayshore Boulevard, Brisbane, California 94005, United States (“XDx”); and

(2)	Diaxonhit, a “société anonyme” (stock corporation) incorporated in France under no. 414 488 171 RCS Paris with its registered address at 63-65 Blvd Masséna, 75013 Paris, France, with ordinary shares listed on the NYSE Alternext market in Paris (“Diaxonhit”).

RECITALS

(A)	XDx owns exclusive rights to manufacture and commercialise the AlloMap® Molecular Expression Test and related products and consumables.

(B)	XDx and Diaxonhit wish to enter into an agreement to appoint Diaxonhit to Promote and Distribute the Product in the Territory on an exclusive basis, all on the terms of this Agreement.

(C)	XDx and Diaxonhit wish to appoint a certified third party laboratory to perform the Test in the Territory, to be supervised by Diaxonhit.

OPERATIVE PROVISIONS

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1.1	“Additional Territories” means [***] and [***].

1.1.2	“Affiliate” means, with respect to a Person, any Person that Controls, is Controlled by or is under common Control with such Person from time to time.

1.1.3	“Agreement” means this distribution and licensing agreement including all Schedules and Exhibits.

1.1.4	“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other Applicable Laws and Regulations for the prevention of fraud, corruption, racketeering, money laundering and/or terrorism.

1.1.5	“Applicable Laws and Regulations” means all national, supra-national, federal, state, local, foreign or provincial laws, rules, regulations, including case law, as well any guidance, guidelines and requirements of any Regulatory Authorities and any industry codes of practice in effect from time to time applicable to the activities performed under this Agreement and the handling of the Products in any part of the Territory, including but not limited to the Directive.

1.1.6	“CE Mark” means the CE mark indicating that a Designated Product (including the Test) is in conformity with the Directive or any legislation implementing, superceding or amending the Directive.

1.1.7	“Change in Control” with respect to a Party means any transaction where a person who did not previously Control that Party obtains Control of it as a result of such transaction, or where a person who previously Controlled that Party prior to the closing of such transaction ceases to do so as a result of such transaction.

1.1.8	“Competing Product” means any testing process or related products or consumables that are intended to identify or analyse the same or substantially the same cardiac disease, condition or patient population as the Test.

1.1.9	“Confidential Information” has the meaning given in clause 23.

1.1.10	“Control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance or otherwise; or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person and “Controlled” shall have a corresponding meaning.

1.1.11	“Deductions” means the following, to the extent actually paid by Diaxonhit, included in the Gross Sales and allocated to the Product, calculated in accordance with IFRS:

(a)	the total of the Purchase Price paid to XDx;

(b)	quantity and other relevant trade discounts;

(c)	returns;

(d)	rebates in connection with the sale of the relevant Products;

(e)	Indirect Taxes; and

(g)	In the event Diaxonhit engages a Testing Lab for the performance or operation of Tests and as between Diaxonhit and such Testing Lab, Diaxonhit (or an Affiliate or Sales Agent of Diaxonhit) is the party invoicing end-user hospitals for such Tests and such invoiced amount is included in the Gross Sales, fees paid by Diaxonhit to such Testing Lab for the performance of such Tests.

1.1.12	“Designated Products” shall mean the Products that require a CE Mark and listed on Schedule 7.

1.1.13	“Designee” means such Person as shall be designated by XDx to manufacture and deliver the Product from time to time.

1.1.14	“DHT Shares” means the ordinary shares to be issued by Diaxonhit to XDx pursuant to clauses 3.1 and 3.2 and Schedule 4.

1.1.15	“Directive” means the In Vitro Diagnostic Medical Devices Directive (98/79/EC) and/or any legislation implementing, superceding or amending the Directive).

1.1.16	“Distribution” with respect to each Product, means the action of Promoting, selling, offering to sell, importing, receiving, warehousing, storing, handling, picking, packing and transportation of the Products and all related activities and “Distribute” shall have a corresponding meaning.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

1.1.17	“Due Date” has the meaning given in clause 27.9.

1.1.18	“Effective Date” means the date of execution of this Agreement.

1.1.19	“Exhibit” means an Exhibit to this Agreement.

1.1.20	“Export Regulations” has the meaning given in clause 18.3.

1.1.21	“Force Majeure” has the meaning given in clause 27.5.

1.1.22	“Force Majeure Party” means a Party hindered, prevented or delayed in its performance of this Agreement by an event of Force Majeure.

1.1.23	“Group” means a Party and its Affiliates.

1.1.24	“Gross Sales” means, in respect of any period, the aggregate gross amount received by Diaxonhit or any of its Affiliates or Sales Agents for all arm’s length sales of the Products and the performance or operation of Tests during such period. For the avoidance of doubt:

(a)	sales of Products to a Testing Lab shall be included in the calculation of Gross Sales;

(b)	sales of Products to Sub-Distributors shall be included in the calculation of Gross Sales;

(c)	sales to Affiliates or Sales Agents shall not be included in the calculation of Gross Sales;

(d)	subsequent sales by such Affiliates or Sales Agents shall be included in the calculation of Gross Sales; and

(e)	in the event Diaxonhit engages a Testing Lab for the performance or operation of Tests and as between Diaxonhit and such Testing Lab, Diaxonhit is the party invoicing end-user hospitals for such Test, the invoiced amount for such Tests shall be included in the calculation of Gross Sales, provided that the amount set forth in this subsection (e) may be subject to the Deduction set forth in clause 1.1.11(g).

(f)	in the event Diaxonhit engages a Testing Lab for the performance or operation of Tests and as between Diaxonhit and such Testing Lab, the Testing Lab is the party invoicing end-user hospitals for such Test, the fees received by such Testing Lab from end-user hospitals for the performance or operation of such Tests shall not be included in the calculation of Gross Sales, but any amount paid by the Testing Lab to Diaxonhit therefore shall be included in the Gross Sales.

1.1.25	Gross Sales for each AlloMap plate sold shall be calculated as (a) the number of Tests performed using each AlloMap plate, multiplied by (b) the Gross Sales actually invoiced for each Test, provided that, if the number of Tests performed using any AlloMap plate is fewer than the Minimum Number (as defined below), the Gross Sales for such AlloMap Plate shall be calculated as (c) the Minimum Number, multiplied by (d) the Gross Sales actually invoiced for each Test actually performed. “Minimum Number” means [***] for the Tests performed during the first Sales Year and [***] for the second Sales Year and thereafter.

1.1.26	“Indemnification Claim Notice” has the meaning given in clause 20.1.

1.1.27	“Indemnified Party” means a Person seeking to recover Loss under an indemnity in this Agreement.

1.1.28	“Indemnifying Party” means the Party from whom recovery of Loss is sought under an indemnity in this Agreement.

1.1.29	“Indemnitee” has the meaning given in clause 20.1.

1.1.30	“Independent Expert” has the meaning defined in clause 14.2.

1.1.31	“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes, but excluding any income taxes.

1.1.32	“Information” means all information and know-how relating to the Product that is controlled by and freely available to XDx and is reasonably required by Diaxonhit to enable Diaxonhit to perform its obligations under this Agreement and maximise sales of the Products, including clinical information, storage specifications, information relating to the characteristics of the Product.

1.1.33	“Insolvency Event” means any of the following events: where a Party ceases to do business, becomes unable to pay its debts when they fall due, or is deemed to be insolvent, has a receiver, manager, administrator, administrative receiver or similar officer appointed in respect of it or the whole or any part of its assets or business, any composition or arrangement is made with any one or more classes of its creditors, takes or suffers any similar action in consequence of debt, an order or resolution is made or passed for its dissolution or liquidation (other than for the purpose of solvent amalgamation or reconstruction), enters into liquidation whether compulsorily or voluntarily or any analogous or comparable event takes place in any jurisdiction.

1.1.34	“Launch Date” means the date of Diaxonhit’s first commercial sale of the Product in any part of the Territory to any Person other than an Affiliate, Sales Agent or Sub-Distributor of Diaxonhit for end use or consumption after all the necessary Regulatory Approvals for such sale have been granted.

1.1.35	“Loss” means any and all liabilities, claims, demands, causes of action, damages, loss and expenses, including interest, penalties, reasonable professional fees and reasonable lawyers’ fees on a solicitor client basis together with disbursements.

1.1.36	“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law which would if it were publicly known, in the reasonable view of the non-violating Party, have a material adverse effect on the Party that has perpetrated such violation or on the reputation of the non-violating Party as a result of its relationship with the Party that has perpetrated the violation.

1.1.37	“Net Sales” means with respect to any period Gross Sales minus Deductions.

1.1.38	“Net Sales Price” with respect to any period, means (a) Net Sales divided by (b) the aggregate number of Units sold in such arm’s length sales.

For purposes of computing the Net Sales Price for any month (or any other payment under this Agreement, if applicable), any amounts invoiced in a currency other than Euros shall be converted into Euros by applying the closing midpoint currency rates as of the last business day of such calendar month, as published in the Financial Times of London for such currency; provided that in the event the closing midpoint currency rate of any such currency is not published in the Financial Times of London as of the last business days of a particular calendar month, the closing midpoint currency rate of the immediately preceding date on which such rate is published by the Financial Times of London shall be used. If the Financial Times of London ceases operations or otherwise ceases reporting any financial information necessary to make such calculation as required by this Agreement, “Financial Times of London” as used herein shall mean such other database or reporting system reporting midpoint currency rates most closely approximating the Financial Times of London.

1.1.39	“Parties” means XDx and Diaxonhit and “Party” shall mean either of XDx or Diaxonhit.

1.1.40	“Patents” means the patents and/or patent applications set out in Schedule 1 together with any and all continuations, divisions, renewals, re-issues, amendments or extensions, including supplementary protection certificates of such patents and/or patent applications, in the Territory.

1.1.41	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a Regulatory Authority.

1.1.42	“Products” means the Products listed in Schedule 2 to be used and marketed by Diaxonhit in respect of the Test in the Territory under the Trademark, as more particularly described in the Specification. The term “Product” shall, where the context permits, also include Sample Products.

1.1.43	“Promote” means any activity to market, promote or communicate the sale, supply or use of the Product, including advertising, discussing the Product with doctors, patients and other potential customers, making announcements, arranging and attending medical/scientific meetings and invitations or sponsorship to attend medical/scientific meetings and any other activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, provided that “Promote” shall not include any actions undertaken in connection with obtaining the Regulatory Approvals and “Promotion”, “Promoting” and other connected terms shall have a corresponding meaning.

1.1.44	“Promotional Code” means the standards set forth in the European Diagnostic Manufacturers Association Code of Ethics, as applicable.

1.1.45	“Promotional Materials” means all materials used by Diaxonhit to Promote the Product, including advertisements, brochures and other written material, audio and video material, computer based and any online material, display panels, gifts, press/media communications and training and briefing materials for sales representatives.

1.1.46	“Purchase Price” means the price paid by Diaxonhit for the Products set out in Schedule 2.

1.1.47	“Quarter” means one of the following periods in each Sales Year:

(a)	1 January to 31 March;

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

(b)	1 April to 30 June;

(c)	1 July to 30 September; and

(d)	1 October to 31 December;

and “Quarterly” shall be construed accordingly.

1.1.48	“Regulatory Approvals” means all permissions, authorisations and licences that are necessary for the use, possession, Promotion or Distribution of the Products or the performance of this Agreement in the Territory or any part of it, including those required by Applicable Laws and Regulations and pricing and reimbursement approval, if applicable.

1.1.49	“Regulatory Authority” means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental person or entity exercising the functions of any of these.

1.1.50	“Relevant Facilities” means laboratories, facilities, warehouses and any other locations used by Diaxonhit, its Sales Agents and Sub-Distributors in connection with the Distribution of the Products in the Territory and the performance of Diaxonhit’s obligations under this Agreement and all records pertaining thereto.

1.1.51	“Royalty” means [***]% of the Net Sales Price.

1.1.52	“Sales Agent” means an agent appointed by Diaxonhit to act on its behalf with respect to the sale of Products and Tests in the Territory.

1.1.53	“Sales Year” means any calendar year during the Term, provided that the first Sales Year shall commence on the Launch Date and end on 31 December in the same calendar year and the last Sales Year shall commence on 1 January and end on the date of expiry or termination of this Agreement.

1.1.54	“Sample Product” means samples of the Products that are not for commercial sale but for promotional purposes or internal use only. The Sample Product shall be suitable for supply to customers in the Territory.

1.1.55	“Schedule” means a schedule to this Agreement.

1.1.56	“Specification” means the specification set out in Part B of Schedule 2 as may be amended from time to time by XDx, subject to obtaining any necessary Regulatory Approvals.

1.1.57	“Sub-Contract” means any contract between Diaxonhit or an Affiliate and a third party pursuant to which Diaxonhit delegates its obligations under this Agreement.

1.1.58	“Sub-Contractor” means a Person with whom Diaxonhit or an Affiliate enters into a Sub-Contract or such Person’s employees, servants or agents.

1.1.59	“Sub-Distributor” means a Person whom Diaxonhit or an Affiliate appoints to act as a sub-distributor in any part of the Territory.

1.1.60	“Term” means the period beginning on the Effective Date and continuing until the earlier of the date upon which this Agreement expires by its terms or is terminated in accordance with clause 24.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

1.1.61	“Territory” means the European Economic Area.

1.1.62	“Test” means the AlloMap® Molecular Expression test as set out in the Specification and “Testing” shall be construed accordingly.

1.1.63	“Testing Lab” means any Testing Lab, including the “[***] Lab”, as such terms are defined in clause 5.1, to be appointed by the Parties in the Territory, pursuant to a specific agreement for the operation of the Test.

1.1.64	“Third Party Claim” means any claim of a third party against a Party arising from the other Party’s activities under this Agreement.

1.1.65	“Trademark” means the AlloMap® trademark set forth in Schedule 3 owned by XDx or one of its Affiliates, which Diaxonhit shall use as the trade name of the Product.

1.1.66	“Unit” means any Product.

1.1.67	“Working Day” in relation to any obligation means a day other than a Saturday, Sunday or public holiday in the relevant place of performance of that obligation.

1.2	Unless the context requires otherwise:

(A)	references to this Agreement include the Schedules and Exhibits and are to this Agreement as it is from time to time amended;

(B)	headings are for convenience only and shall not affect interpretation;

(C)	references to clauses are to clauses in the main body of this Agreement and references to paragraphs are to paragraphs of the Schedules and Exhibits, references to paragraphs made in a Schedule or an Exhibit are, unless otherwise stated in that Schedule or Exhibit, references to paragraphs of that Schedule or Exhibit;

(D)	references to the singular include the plural and vice versa, and references to one gender include all genders;

(E)	any phrase introduced by the expressions “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(F)	reference to any law:

(1)	shall be deemed to include any by-laws, licences, statutory instruments, rules, regulations, orders, notices, directions, consents or permissions made under that law; and

(2)	shall be construed as referring to any law which replaces, re-enacts, amends or consolidates such law (with or without modification) at any time;

(G)	any reference to an English legal expression for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal expression; and

(H)	references to “writing” or “written” include any modes of reproducing words in a legible and non-transitory form but do not include writing on the screen of a visual display unit or other similar device.

1.3	In the case of conflict or ambiguity between the provisions contained in the body of this Agreement, any provision contained in any Schedule or Exhibit or any documents attached to or referred to in this Agreement, the order of priority shall be as follows:

(A)	this Agreement (excluding its Schedules and Exhibits);

(B)	the Schedules and Exhibits; and

(C)	documents referred to in this Agreement.

2.	APPOINTMENT AND GRANT

2.1	Subject to the terms and conditions of this Agreement, XDx hereby appoints Diaxonhit for the Term, on an exclusive basis, to Promote and Distribute the Product in the Territory and Diaxonhit hereby accepts such appointment.

2.2	Subject to the terms and conditions of this Agreement, XDx hereby grants to Diaxonhit an exclusive license for the Term to Promote and Distribute the Product in the Territory in accordance with this Agreement under the Trademark and using the Patents and the Information, together with the right to grant sub-licenses, subcontract and sub-distribute its rights in accordance with this Agreement. Diaxonhit may grant sublicenses only in accordance with clause 2.12 or with the prior written consent of XDx.

2.3	XDx shall have no right to Promote, Distribute, offer for sale and/or sell the Product or Competing Products in the Territory in any manner, including under the Trademark or using the Patents, and to grant to any Person or Persons the right and license to do any or all of the foregoing. In the event XDx undergoes a Change of Control, this Section 2.3 shall not apply to any independent products or tests developed and/or commercialized by any acquiror or merger partner of XDx.

2.4	Diaxonhit shall not and shall procure that its Affiliates, Sales Agents and Sub-Distributors will not Distribute or Promote Product directly or indirectly to any Person in any country that is outside of the Territory.

2.5	Diaxonhit undertakes, subject to termination or expiry of this Agreement, that it shall purchase its and its Affiliates’ and Sales Agents entire requirement of the Products exclusively from XDx or the Designee during the Term of this Agreement.

2.6	Diaxonhit undertakes, subject to termination or expiry of this Agreement, that, for the Term and for a period of no longer than two (2) years from the expiry or termination date hereof it shall not, and shall ensure that its Affiliates shall not, be engaged or interested directly or indirectly in the development, manufacture, formulation, packaging, promotion, sale, or distribution in the Territory of any Competing Product. In the event Diaxonhit undergoes a Change of Control, this Section 2.6 shall not apply to any independent products or tests developed and/or commercialized by any acquiror or merger partner of Diaxonhit.

2.7	Diaxonhit shall:

(A)	keep full and proper books of account and records showing clearly all enquiries, quotations, transactions and proceedings relating to Products;

(B)	keep all stocks of Products which it holds in conditions which accord with XDx’s Specifications;

(C)	ensure it does not give any warranties concerning the Product other than those specifically provided by XDx, or Promote the Product for use other than those uses specifically included within the Regulatory Approvals; and

(D)	not make any claims or encourage any use of the Product which has not been approved by XDx.

2.8	Diaxonhit shall not:

(A)	represent itself as an agent of XDx for any purpose;

(B)	pledge XDx’s credit;

(C)	give any warranty or make any representation on XDx’s behalf;

(D)	commit or purport to commit XDx to any contract or otherwise incur any liability on behalf of XDx;

(E)	make any promises, warranties or guarantees with reference to the Products beyond those contained in the current Promotional Material approved by XDx without XDx’s prior written consent;

(F)	make any material changes to Diaxonhit’s Promotional Code and promotional activities as in place on the Effective Date; or

(G)	undertake any activity with respect to the Product in violation of the Promotional Code.

2.9	Diaxonhit shall comply with all Applicable Laws and Regulations and each Regulatory Approval in respect of its performance of this Agreement.

2.10	If, at any time, XDx wishes to launch, or grant a third party a licence to launch the Product or the Test in any of the Additional Territories then it shall first notify Diaxonhit in writing. XDx and Diaxonhit shall meet and conduct negotiations in good faith with a view to agreeing to amend this Agreement to include such an Additional Territory as part of the Territory. XDx shall not, and shall ensure that its Affiliates shall not, conduct any negotiations with any third party with respect to such licence or launch of the Products in the Additional Territories for a period of four (4) months following the service of such notice.

2.11	Other than as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any rights upon either Party by implication, estoppels, or otherwise as to any technology or patent rights of a Party.

2.12	Sub-Contractors, Sales Agents and Sub-Distributors

(A)	Any of Diaxonhit’s rights and obligations under this Agreement may be exercised or performed by any of its Affiliates and Diaxonhit may sublicence any of the rights granted to it by XDx to such an Affiliates, subject always to clause 2.12(F)

(B)	Diaxonhit shall be permitted to sub-contract its obligations under this Agreement as it sees fit, subject to the prior written approval of XDx, which approval shall not be unreasonably withheld or delayed. Any Sub-Contractor shall not further subcontract such obligations.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

(C)	Diaxonhit shall be permitted to appoint Sales Agents to act on its behalf with respect to the Distribution and Promotion of the Test and the Products throughout the Territory, except that Diaxonhit shall not appoint Sales Agents in: (i) [***] and [***]; or (ii) any other country or region where Diaxonhit establishes direct sales operations after the Effective Date, provided that Diaxonhit shall have the right to transition the sales responsibilities from any Sales Agents engaged by it prior to such establishment within a reasonable period of time, unless both parties agree that such Sales Agents should remain engaged.

(D)	Diaxonhit shall be permitted to appoint Sub-Distributors to act as distributors or resellers of the Products and the Test.

(E)	All Sales Agents, Sub-Distributors and Sub-Contractors appointed by Diaxonhit shall be appointed on terms which oblige such Sales Agents and Distributors to ensure that:

(1)	they store, Distribute and Promote the Tests and the Products in accordance with Diaxonhit’s obligations under this Agreement; and

(2)	they take all reasonable steps to ensure that their customers, and any Tests requested by their customers, are submitted to the Testing Lab in accordance with the Specifications.

(F)	Diaxonhit shall remain primarily liable for the performance of its Affiliates, Sub-Contractors, Sales Agents and Sub-Distributors.

(G)	A Testing Lab shall not be regarded as a Sub-Contractor for the purposes of this Agreement and terms and conditions governing the engagement of the Testing Lab shall be governed under clause 5.

3.	INITIAL PAYMENT AND MILESTONES

3.1	In consideration of the rights granted under this Agreement, Diaxonhit shall pay to XDx the non-creditable Initial Payment comprising the following:

(A)	three hundred and eighty seven thousand five hundred Euros (€387,500) in immediately available funds (“the Initial Cash Payment”) on the Effective Date; and

(B)	three hundred and eighty seven thousand five hundred Euros (€387,500) in DHT Shares (the “Initial Equity Payment”) upon confirmation that the CE Mark is in place that covers the Designated Products in the European Union (the “CE Approval”).

3.2	In addition, during the Term, Diaxonhit shall pay XDx the following milestone payments (“Milestone Payments”):

(A)	[***] Euros (€[***]) in immediately available funds and *** Euros (€[***]) in DHT shares (the “Milestone 1 Equity Payment”) at the end of first 12 month period during the Term where the Net Sales in the Territory exceeds [***] Euros (€[***]) (the “Milestone 1”);

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

(B)	[***] Euros (€[***]) in immediately available funds and [***] Euros (€[***]) in DHT Shares (the “Milestone 2 Equity Payment”) at the end of first 12 month period during the Term where the Net Sales in the Territory exceeds [***] Euros (€[***]) (the “Milestone 2”);

(C)	[***] Euros (€[***]) in immediately available funds and [***] Euros (€[***]) in DHT Shares (the “Milestone 3 Equity Payment”) at the end of first 12 month period during the Term where the Net Sales in the Territory exceeds [***] Euros €[***] (the “Milestone 3”); and

(D)	[***] Euros (€[***]) in immediately available funds and [***] Euros (€[***]) in DHT Shares (the “Milestone 4 Equity Payment”) at the end of the first 12 month period during the Term where the Net Sales in the Territory exceeds [***] Euros €[***] (the “Milestone 4”).

3.3	For the avoidance of doubt, as used in Section 3.2 herein, any “12 month period” shall mean a calendar month beginning on the first day of the first month and ending on the last day of the 12th month during such period.

3.4	In the event two (2) or more Milestone Payments are triggered within the same twelve (12) month period, then both (or all, as applicable) of such Milestone Payments shall be due concurrently.

3.5	Where an amount is to be paid by Diaxonhit in cash or cleared funds under this Agreement, that payment will be made by bank transfer to an account directed by XDx in immediately available funds.

3.6	Where an amount is to be paid in DHT Shares pursuant to clauses 3.1 and 3.2, the relevant DHT Shares shall be issued to XDx in accordance with Schedule 4 and sales thereof shall be without any restriction, other than XDx undertakes and agrees that it may sell, on each single day, a maximum total number of DHT Shares not exceeding 25% of the total number of shares of Diaxonhit traded during the relevant day in order to avoid price disturbance in the public market where DHT Shares are traded. Diaxonhit undertakes to use its best efforts to assist XDx in connection with the sale by XDx of its DHT Shares on the relevant market.

3.7	For the purpose of this Section 3:

(i) XDx shall promptly notify Diaxonhit of the satisfaction of the CE Approval (the “CE Notification”), in which case Diaxonhit shall: (a) calculate pursuant to Schedule 4 the total number of (i) Warrants (as defined in Schedule 4) exercisable by XDx and (ii) underlying DHT Shares which may be subscribed by XDx upon exercise of such Warrants, and (b) prepare and provide to XDx a draft exercise form (bulletin d’exercice) for the relevant Warrants (the “Subscription Form”).

(ii) No later than on the 20th Working Day of each Quarter, Diaxonhit shall calculate the total amount of the Net Sales generated during the preceding four (4) Quarters based on the Royalty Reports (as defined in clause 13.2) for the relevant Quarters and, in case of satisfaction of the Milestone 1, Milestone 2, Milestone 3 and/or Milestone 4 pursuant to clause 3.2 during the relevant Quarters, shall so notify XDx (in each case, a “Milestone Notification”). Diaxonhit shall: (a) calculate pursuant to Schedule 4 and specify in each Milestone Notification: the total number of (i) Warrants (as defined in Schedule 4) exercisable by XDx and (ii) underlying DHT Shares which may be subscribed by XDx upon exercise of such Warrants, and (b) prepare and attach to each Milestone Notification to be provided to XDx the applicable draft Subscription Form.

XDx shall: (i) upon issuance of the CE Notification or receipt of the Milestone Notification, as applicable, invoice Diaxonhit for the relevant cash and equity payments due by XDx to Diaxonhit pursuant to clause 3.1 or 3.2, as applicable, and (ii) upon receipt of the Subscription Form, complete, execute and notify to Diaxonhit the Subscription Form; provided that, as regards the equity payments due by Diaxonhit, should the Total Market Value (as defined below) of the DHT Shares to be issued upon exercise of all Initial Warrants, all M1 Warrants, all M2 Warrants, all M3 Warrants or all M4 Warrants, as applicable, is inferior to the amount of the Initial Equity Payment, the Milestone 1 Equity Payment, the Milestone 2 Equity Payment, the Milestone 3 Equity Payment or the Milestone 4 Equity Payment, as applicable, Diaxonhit shall pay in cleared funds to XDx an additional cash amount “F” calculated as follows:

F = P – TMV

where:

- “P” is equal to the amount of the Initial Equity Payment, the Milestone 1 Equity Payment, the Milestone 2 Equity Payment, the Milestone 3 Equity Payment or the Milestone 4 Equity Payment, as applicable, set forth in clause 3.1 or 3.2, as applicable,

- “TMV” or “Total Market Value” means the total market value of all DHT Shares which may be subscribed by XDx upon exercise of all Initial Warrants, all M1 Warrants, all M2 Warrants all M3 Warrants or all M4 Warrants, as applicable, calculated based on the Market Value (as defined in Schedule 4) as follows:

TMV = NS x MV

where:

- “NS” is equal to the total number of DHT Shares which may be subscribed by XDx upon exercise of all Initial Warrants, all M1 Warrants, all M2 Warrants all M3 Warrants or all M4 Warrants, as applicable, set forth in the CE Notification or relevant Milestone Notification, as applicable; and

- “MV” is equal to the Market Value of each DHT Share which may be subscribed by XDx upon exercise of all Initial Warrants, all M1 Warrants, all M2 Warrants all M3 Warrants or all M4 Warrants, as applicable, set forth in the CE Notification or relevant Milestone Notification.

3.8	The Parties further undertake and agree that, should the Warrants be not issued to XDx pursuant to this Agreement for any reason whatsoever, the Parties shall meet and renegotiate in good faith the amounts and payment terms of the Initial Equity Payment, the Milestone 1 Equity Payment, the Milestone 2 Equity Payment, the Milestone 3 Equity Payment and the Milestone 4 Equity Payment.

3.9	The Initial Cash Payment is paid as an advance payment in respect of the Royalty due from Diaxonhit in the first three (3) years following the Launch Date and no further Royalty shall be payable by Diaxonhit during this period until the total Royalty due exceeds such amount.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

4.	CE MARKING

4.1	XDx hereby warrants and confirms that:

(A)	it will obtain the CE Approval within 45 days from the Effective Date and shall maintain the CE Mark and any other Regulatory Approvals for the Test and the Products in the Territory throughout the Term; and

(B)	the Test and the Products shall comply with the Directive throughout the Term.

4.2	XDx shall retain primary accountability and responsibility for the CE Marks covering the Designated Products in the Territory, and shall provide Diaxonhit with full access to all files related to such CE Marks. XDx and Diaxonhit to share equally all costs for the maintenance of the CE Marks after they are obtained.

4.3	In the event that the CE Mark is revoked for any of the Designated Products then XDx shall take appropriate steps to ensure that such CE Mark is restored and Diaxonhit shall be have the right to terminate this Agreement if the CE Mark is not restored within three months of such revocation.

4.4	Diaxonhit agrees to report promptly to XDx all inquiries made to Diaxonhit by the Regulatory Authorities relating to the Product and to co-operate with XDx to develop an appropriate response to such inquiries.

5.	TESTING LABORATORY AND NETWORK

5.1	From time to time after the Effective Date, the Parties may engage Testing Lab(s) in the Territory only by mutual written agreement and by entering into Testing Service Agreement(s) as set forth in clause 5.

5.2	As of the Effective Date, Diaxonhit and XDx have selected the [***] Laboratory at the [***] (“the [***] Lab”) as a Testing Lab to perform and support all testing services using the Products in the Territory. Diaxonhit shall make reasonable efforts to negotiate Product sale agreement(s) with the [***] Lab covering the provision of services by the [***] Lab to process Tests and including, as reasonably feasible, some or all of the provisions outlined in clause 5.7 below (the “[***] Lab Product Sale Agreements”). Such [***] Lab Product Sale Agreement(s) shall specifically provide for the right for Diaxonhit to reject or cancel orders placed by or on behalf of [***] Lab for Products in any situation where the performance of the Test by the [***] Lab does not strictly conform to Applicable Laws and Regulations, CE Mark and the Specifications, such prohibition to last for the entire period during which Test performance is non-conforming. Diaxonhit shall, promptly upon execution hereof, supply XDx with copy of a written commitment and representation from the [***] Lab to the effect that performance of the Test at the [***] Lab will be strictly in accordance with Applicable Laws and Regulations, CE Mark and the Specifications; such commitment and representation shall be reflected in, or incorporated by reference into, the [***] Lab Product Sale Agreement. In addition, Diaxonhit shall fully cooperate with XDx and use all remedies available at law or in equity in France to enforce such commitment and representation by the [***] Lab.

5.3	Once the [***] Lab is ready to commence processing Tests, Diaxonhit shall serve written notice on XDx requiring XDx to review and approve the measures in place at the [***] Lab for the processing of Tests within 15 Working Days of receipt of that written notice. The Parties agree that the [***] Lab shall not process any Tests on a commercial basis until XDx has provided written approval that such Tests can proceed provided that in the event that XDx has not approved or rejected the measures at the [***] Lab within 15 Working Days of receipt of the written notice then it shall be deemed to have provided that approval.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

5.4	For any other Testing Lab engaged by Diaxonhit after the Effective Date in accordance with clause 5.1, Diaxonhit and XDx will carry out equivalent activities and obligations under clause 5.2 and 5.3.

5.5	Subject to the provisions herein and those contained in the above-referenced Testing Services Agreement, Diaxonhit shall be responsible for all costs associated with the set-up and ongoing processing of the Test in the [***] Lab (and any other “Testing Lab”), including, but not limited to equipment and software purchase and maintenance and the translation of all procedures into French (or such other applicable languages).

5.6	Once the [***] Lab has been approved by XDx to perform the Tests pursuant to Section 5.3, Diaxonhit shall supervise the ongoing performance of the Tests and report to XDx periodically in a manner for XDx to verify [***] Lab’s strict conformance to Applicable Laws and Regulations, CE Mark and the Specifications, and in the event XDx determines that [***] Lab is not in conformance, at XDx’s request, Diaxonhit shall reject and/or cancel orders placed by [***] Lab for the Products as provided in Section 5.2. XDx shall provide periodic technical support on a reasonable basis, and not to exceed ten man hours per month.

5.7	Testing Services Agreement

The Testing Services Agreement shall, amongst other provisions, provide as follows:

(A)	The Testing Lab shall perform Tests in accordance with Applicable Laws and Regulations, CE Mark and the Specifications and shall not give or allow any warranty in excess of those approved by XDx;

(B)	The Testing Lab shall be responsible to XDx and Diaxonhit for the performance of the Tests;

(C)	The Testing Lab will purchase Products from Diaxonhit or its Affiliate;

(D)	XDx shall have the right, at its own expense, to review the procedures performed to run the Test at the Testing Lab to verify that the Test is being performed in accordance with the Specifications. Such access shall be:

(1)	conducted no sooner than 15 Working Days’ after prior written notice has been given to the Testing Lab;

(2)	provided during ordinary business hours;

(3)	conducted in a manner that is not disruptive to Testing Lab’s operations and which is compliant with;

(a)	Applicable Laws and Regulations;

(b)	Testing Lab’s reasonable requirements, including requirements relating to health and safety and scientific procedures;

(c)	Testing Lab’s own confidentiality procedures and requirements, including any such procedures and requirements relating to confidential information of third parties;, and

(4)	no more frequent than once per Sales Year except for cause.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

(E)	If an audit reveals that the Testing Lab is not performing the Test in accordance with the Specifications, the Testing Lab will reimburse XDx the cost of such audit and work in good faith to immediately resolve such deficiencies as soon as possible but in no event more than 30 days.

(F)	The Testing Lab will agree to achieve efficiency in its utilization of the AlloMap plates so that at least [***] Tests are conducted per AlloMap plate for the first year during which Tests are conducted at such Testing Lab and at least [***] Tests per AlloMap plate thereafter.

6.	COMMERCIALISATION AND DIAXONHIT OBLIGATIONS

6.1	Diaxonhit undertakes at its own cost and risk to use commercially reasonable efforts to launch, Promote and Distribute the Products in the Territory under the Trademark consistent with recognised international pharmaceutical business practices and in compliance with Specifications and all Applicable Laws and Regulations in place in the Territory and the Promotional Code.

6.2	Without prejudice to clause 6.1 but subject always to clause 4, Diaxonhit shall begin the Promotion of the Test and the Products in [***] and [***] within [***] of Effective Date, and in [***] and [***] within [***] of the Effective Date PROVIDED THAT the Collaboration Committee may agree at any time to delay, accelerate or reschedule the promotion of the Products in a country if it is thought to be beneficial to the overall exploitation of the Test and the Products in the Territory. The Collaboration Committee shall agree a plan for the commencement of promotion of the Test and the Products in other countries within the Territory from time to time, and Diaxonhit will conduct its Promotion activities consistent with such plan.

6.3	Diaxonhit shall create and develop, at its sole expense and with the prior written approval by XDx, all Promotional Materials used to Promote the Product. Diaxonhit shall Promote the Product using only Promotional Materials and conducting only such other activities that comply with the Regulatory Approvals, Specifications, the Promotional Code and any other Applicable Laws and Regulations, and in a manner consistent with recognised international pharmaceutical business practices, and XDx shall not unreasonably withhold or delay its approval in a manner that would cause Diaxonhit to violate such compliance obligation.

6.4	XDx shall not have any involvement in Diaxonhit’s pricing policies or customer determination, which activities shall remain solely within the discretion of Diaxonhit. Diaxonhit shall make and record its own sales of the Product but Diaxonhit will provide regular updates to XDx on such matters during the Collaboration Committee (as defined in clause 6.5 herein) meetings.

6.5	Without prejudice to clause 6.4, the Parties shall set up a committee (“the Collaboration Committee”) to discuss and agree key promotional and testing elements of the relationship, such Collaboration Committee to be convened at least once every Quarter by teleconference and in person at least once per year at an agreed location. The Collaboration Committee shall have the powers and shall be conducted in accordance with the procedures set out in Schedule 6.

6.6	Subject to clause 12, Diaxonhit shall be solely responsible for training its sales representatives with respect to the Product and for all costs associated with such training.

6.7	Diaxonhit shall not make any reference in its Promotional Materials, or otherwise in Promoting the Product, to XDx or any of its Affiliates or any trademark without obtaining XDx’s prior written consent, other than the Trademark (and its company logo, if a trademark) and shall indicate that the Test is performed and marketed under license by XDx.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

6.8	Diaxonhit shall be responsible for :

(A)	Providing customer service and support to customers who have purchased or used the Products or the Test in the Territory;

(B)	conducting discussions with relevant Regulatory Authorities to ensure that the Products and the Test are approved for reimbursement by those authorities;

(C)	ensuring the [***] Lab (and any other Testing Lab) conforms to all applicable XDx testing specifications and all Applicable Laws and Regulations;

(D)	Training and equipping all collection sites in the Territory to obtain the blood specimens for the Test pursuant to the requisite standards, including supplying them with the Collection and Shipper Kits, approved centrifuges and arranging for shipment of the blood specimens to the [***] Lab (or any other Testing Lab)

7.	FORECAST SALES

7.1	During each Sales Year set forth below, Diaxonhit shall use commercially reasonable endeavours to achieve Sales of the Product in a quantity not less than the following (“Forecast Sales”):

Sales Years	Forecast Sales (Number of Tests)
1.	[***]
2.	[***]
3	[***]
4	[***]
5	[***]

7.2	If Diaxonhit fails to achieve at least [***] percent ([***]%) of the applicable Forecast Sales in a Sales Year, the Collaboration Committee shall formally consider what steps if any that can be taken to improve sales in the subsequent Sales Year.

7.3	Subject to clause 7.4,:

(A)	if Diaxonhit fails to achieve at least [***] percent ([***]%) of the applicable Forecast Sales in two consecutive Sales Years following Launch Date, then XDx shall have the right to serve written notice on Diaxonhit to convert the exclusive rights granted pursuant to clauses 2.1 and 2.2 to non-exclusive rights but it shall have no other remedy in respect of such failure, such notice to be served within 60 days of the end of the second such Sales Year; and

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

(B)	if Diaxonhit fails to achieve at least [***] percent ([***]%) of the applicable Forecast Sales in two consecutive Sales Years following Launch Date, then XDx shall have the right to serve written notice on Diaxonhit to terminate this Agreement.

7.4	For the avoidance of doubt, Diaxonhit’s obligations under Sections 7.3 shall be tolled for any period of time during which the CE Mark Approval is suspended for any Designated Product, or if any other regulatory action prohibits the Products and Tests in the Territory.

7.5	If authorised clinical trials carried out anywhere in the world produce data that materially affects the validity of the performance of the Test, the Parties shall meet to review the Forecast Sales and the provisions of clause 7.2 and, if agreed, to amend this Agreement in writing in accordance with clause 27.1. XDx shall keep Diaxonhit promptly and fully informed of the results of said clinical trials, such information to be communicated in writing and by email.

8.	TRADEMARK

8.1	Diaxonhit shall Promote and Distribute the Product in the Territory only under the Trademark and shall also indicate on all Promotional Materials that the Test is performed and marketed under license by XDx. Diaxonhit shall not use any other trademark or trade name in connection with the Product, provided, however, that Diaxonhit shall have the right to include its name and company logo on all packaging and other printed material pertaining to the Product.

8.2	Diaxonhit and its Affiliates, Sales Agents and Sub-Distributors shall treat the Trademark properly and in accordance with XDx’s instructions from time to time and not by any act cause or contribute to its deterioration or adversely affect XDx’s or any of its Affiliates’ rights in the Trademark.

8.3	XDx and/or its Affiliates shall at all times retain ownership of the entire right, title and interest in and to the Trademark and any label, trade name, trade dress, service mark or device used in connection with the Product.

8.4	Diaxonhit acknowledges and agrees that the Trademark shall be and will remain the exclusive property of XDx or its Affiliates. No right, title or interest of any kind in or to the Trademark or any other trademark, label, trade name, trade dress, service, mark or device is transferred by this Agreement to Diaxonhit or its Affiliates, except the rights granted pursuant to clause 2.2. Diaxonhit agrees that it will not use, except in accordance with this Agreement, or attempt to register, the Trademark, or any marks similar thereto, in any language or anywhere in the world. Diaxonhit further agrees that it will not take any action that would harm the Trademark or impair the owners’ rights therein or adopt any trademark that is confusingly similar to or a colourable imitation of the Trademark. Diaxonhit shall ensure that its Affiliates, Sales Agents and Sub-Distributors comply with this clause 8.4. Should Diaxonhit or any of its Affiliates contest the validity of the Trademark or the ownership thereof by XDx or its Affiliates, XDx may terminate this Agreement with immediate effect by giving written notice to Diaxonhit. Use of the Trademark by Diaxonhit and its Affiliates will inure to the benefit of the owners thereof.

8.5	Diaxonhit shall only use the Trademark with the Product purchased from XDx or a Designee under this Agreement.

8.6	Diaxonhit and XDx shall, if necessary, promptly execute any necessary documents required by the laws of the Territory to record Diaxonhit as a licensee of the Trademark. Diaxonhit shall, when referring to the Trademark, diligently comply with all relevant laws and regulations in force in the Territory and with all instructions provided by XDx.

8.7	XDx, with the assistance of Diaxonhit and its Affiliates, shall use commercially reasonable efforts to obtain, maintain and defend registrations of the Trademark in the Territory as of the Effective Date and as listed in Schedule 3 in XDx’s own name and at its own cost, provided that if XDx declines to so maintain or defend, Diaxonhit shall have the right, as far as legally possible, to do so at their own cost and risk.

9.	SUPPLY OF PRODUCTS

9.1	XDx shall use commercially reasonable efforts to supply Diaxonhit, or have Diaxonhit supplied with, all of its and its Affiliates, Sales Agents and Sub-Distributors requirements of Product. Diaxonhit will provide XDx with non-binding forecasts of its requirements for Products on a quarterly basis.

9.2	XDx may apply and vary minimum order quantities for the Products. In such case XDx will notify Diaxonhit.

9.3	Any delivery dates are estimates only and time of delivery is not of the essence but XDx shall use all reasonable endeavours to ensure that all orders for Products are fulfilled by XDx or the Designee in accordance with the delivery dates specified in those orders.

9.4	All Product supplied pursuant to this Agreement shall, at the time of delivery thereof pursuant to clause 10, meet the Specification.

9.5	XDx shall have the right from time to time to appoint a Designee to manufacture and deliver the Product to Diaxonhit. Such manufacturing arrangements shall in no way alter the rights, obligations and liabilities of the Parties under this Agreement.

9.6	Diaxonhit shall maintain customary quality control standards and record-keeping practices including, procedures for the handling of customer complaints and product recalls and maintaining quality control standards relating to storage of the Product in accordance with the Specifications.

9.7	Diaxonhit shall keep XDx advised within agreed timescales of customer complaints relating to the Product and any information consistent with applicable legal and regulatory requirements.

10.	DELIVERY, TITLE AND RISK OF LOSS

XDx or the Designee shall deliver all Products to Diaxonhit Free on Board (FOB), facility of XDx or its sub-contractor, as defined in INCOTERMS 2010. Title to all Products shall pass to Diaxonhit at the time and place of delivery.

11.	SAMPLE PRODUCTS

XDx shall supply Diaxonhit with the amount of Sample Product detailed in Schedule 5 free of charge, and the additional amount of Sample Product detailed in Schedule 5 at the purchase price set forth therein, which Sample Product shall be packaged by Diaxonhit in a manner distinguishable from the Product for commercial sale, and shall be Distributed by Diaxonhit in the Territory free of charge solely for training, Promotion and other internal purposes. Diaxonhit shall keep complete and accurate records in sufficient detail to evidence the amount of Sample Product distributed by Diaxonhit in the Territory.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

12.	XDX OBLIGATIONS

12.1	XDx shall co-operate with Diaxonhit and act in good faith to agree to the Testing Services Agreement(s) with the Testing Labs

12.2	Subject to Section 12.4, XDx will provide the following assistance to Diaxonhit and/or the [***] Lab and/or any other Testing Lab during the Term:

(A)	relevant training and training materials related to the Promotion, Distribution and operation of the Products and the Test;

(B)	free Test Plates as reasonably required by [***] Lab or any other Testing Lab, but no more than [***] in each instance, to establish and validate procedures to operate the Test during the first [***] months following the commencement of the Testing Services Agreement to be entered into with the [***] Lab or other Testing Lab;

(C)	provide any assistance and Information reasonably required by Diaxonhit to assist with procedures and discussions with Regulatory Authorities to obtain reimbursement of the Test in any part of the Territory, if required, and to obtain further required CE Mark and other Regulatory Approvals;

12.3	XDx shall provide Diaxonhit with copies of all promotional materials used in the United States relating to the Test and the Product that it produces at no cost to Diaxonhit.

12.4	Prior to the Launch Date, XDx will provide up to [***] man hours of training for Diaxonhit’s sales force, medical science liaisons and for [***] Lab personnel. The training will be provided by XDx staff at its premises in the USA or at a venue in [***], as mutually agreed. In addition, XDx will provide free training from time to time at its premises in the USA or at a venue in [***], as mutually agreed, where XDx has launched updated versions of the Products or Test or has materially changed the Specifications.

12.5	Following the Launch Date, XDx shall provide reasonable support for such activities at an hourly rate of $[***], to be invoiced periodically to Diaxonhit and payable within 30 days of receipt of such invoices.

13.	PURCHASE PRICE AND PAYMENT

13.1	Diaxonhit shall pay the then applicable Purchase Price (as listed in Schedule 2, Part A) for all Products delivered to Diaxonhit during each Sales Year for use for commercial sale in accordance with Section 13.4.

13.2	No later than the 20th Working Day of each Quarter, Diaxonhit shall provide XDx with a quarterly report showing the Net Sales and Royalty due for the preceding Quarter (a “Royalty Report”). Such Royalty Reports shall contain Net Sales and Test quantities in the Territory, on a country-by-country basis, as well as the number of AlloMap plates purchased, used and average Tests per AlloMap plate, together with any and all currency conversion calculations used by Diaxonhit. XDx shall invoice Diaxonhit for the Royalty due. Provided that Diaxonhit receives XDx’s invoice by the end of the 15th Working Day of a calendar month then Diaxonhit shall pay that invoice by the end of that calendar month: if the invoice is received after the end of the 15th Working Day of a calendar month then Diaxonhit shall pay that invoice by the end of the following calendar month.

13.3	Diaxonhit shall keep, and shall cause its Affiliates and Sales Agents to keep, true, accurate and complete records pertaining to the performance of obligations under this Agreement,

including gross sales of the Product (both in the aggregate and on a per Unit basis) and all other information necessary to determine the Net Sales Price, in sufficient detail to calculate all fees and the Royalty payable pursuant to this Agreement and to prepare all reports required hereunder.

13.4	Promptly after delivery thereof, XDx shall invoice Diaxonhit for the Purchase Price of each shipment of Product ordered by and delivered to Diaxonhit. Diaxonhit shall pay in full each such invoice within thirty (30) days of the end of the month in which it receives that invoice. If such payment is not made on the date due, then Diaxonhit shall pay interest to XDx calculated in accordance with the provisions of clause 27.9.

13.5	All payments made under this Agreement are calculated without regard to value added tax or any other Indirect Tax. If any such payment (together with any other Indirect Tax as applicable) constitutes for value added tax purposes the whole or any part of the consideration for a taxable or deemed taxable supply made by any Party (the supplier) the amount of that payment shall be increased by an amount equal to the amount of value added tax which is chargeable in respect of the taxable or deemed taxable supply in question, provided that the supplier shall have delivered a valid value added tax invoice in respect of such supply to the paying Party. If any payment is subject to any other Indirect Tax then the amount of the payment shall be increased by an amount equal to such Indirect Tax and the paying Party shall in addition pay an amount equal to such Indirect Tax provided that a valid invoice has been issued in respect of that Indirect Tax. All payments in respect of any Indirect Tax (including value added tax) shall be payable on the due date for payment of the original payment or, if later, the date on which a valid Indirect Tax invoice is received in respect of that Indirect Tax. Diaxonhit shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

13.6	Diaxonhit shall be responsible for any and all customs duties, clearance charges, brokers’ fees and other amounts payable in connection with the supply, importation and delivery of Products, as well as any and all customs duties, clearance charges, brokers’ fees and other amounts payable in connection with the sale and export by XDx of Products.

13.7	The terms and conditions of sale set forth in this Agreement shall govern all purchases of Product by Diaxonhit from XDx or the Designee notwithstanding any additional or inconsistent terms or conditions on Diaxonhit’s form of purchase order, XDx conditions of sale or similar document.

14.	NON CONFORMING PRODUCT

14.1	Diaxonhit shall be deemed to have waived all claims for damage, defects and shortage relating to the Product supplied by XDx or the Designee unless such claims are notified to XDx in writing within fifteen (15) Working Days after delivery to Diaxonhit of the relevant shipment of Product; provided that in the event of a defect in the Product that could not reasonably have been detected by a customary inspection on delivery, Diaxonhit shall be deemed to have waived all claims for damage, defects and shortage related thereto unless such claims are notified to XDx within fifteen (15) Working Days of discovering such defect but not later than six (6) months from the date of delivery.

14.2

In the event of a dispute between the Parties as to any claimed shortage, damage or defect in the Product (including whether any such shortage, damage or defect occurred before or after delivery) that cannot be resolved within thirty (30) days of the claim being notified to XDx pursuant to clause 14.1, Diaxonhit and XDx shall within a further seven (7) days submit the batch of Product concerned to an independent expert to be mutually agreed between the

Parties (the “Independent Expert”) who shall examine the Product concerned. The decision of the Independent Expert shall be binding upon the Parties and the costs of the Independent Expert shall be borne wholly by the Party against whom the Independent Expert decides.

14.3	Following a claim from Diaxonhit pursuant to clause 14.1, XDx shall, in the event that XDx accepts Diaxonhit’s claim as valid or in the event that the Independent Expert supports Diaxonhit’s claim, at XDx’s sole option, replace free of charge any damaged or defective Product or to give Diaxonhit credit for such Product. Any Product which is agreed or determined to be damaged or defective shall (at XDx’s option) be either returned to XDx or destroyed as specified by XDx, at XDx’s reasonable expense.

14.4	Subject to clause 22.1, in respect of claims for damage, defects or shortage referred to in clause 14.1, the remedies set out in clause 14.3 shall be Diaxonhit’s sole remedy; provided that this clause 14.4 shall not limit XDx’s obligations pursuant to clause 19.2(C) and 19.2 (D). Notwithstanding anything herein to the contrary, XDx shall have no liability for damage or defects to Product occurring after delivery thereof pursuant to clause 10.

15.	PRODUCT RECALL

15.1	Product may be recalled by XDx for any of the following reasons:

(A)	where required by Applicable Laws and Regulations;

(B)	following an order to recall by any Regulatory Authority; or

(C)	where XDx determines that recall is necessary or advisable for safety reasons.

Diaxonhit shall administer all aspects of any Product recall in accordance with provisions of this clause 15.

15.2	If Diaxonhit determines that any Product should be recalled, or if Diaxonhit becomes aware that a recall is required by law, then Diaxonhit shall notify XDx in writing within twenty-four (24) hours of such determination and shall consult with XDx regarding the most appropriate course of action. XDx shall review the written notice and provide a written response to Diaxonhit within twenty-four (24) hours of receipt of Diaxonhit’s notice of such determination. Diaxonhit shall give XDx notice of any life endangering situation or requirement for a recall of any Product mandated by any Regulatory Authority promptly.

15.3	If XDx determines that any Product should be recalled because of safety reasons, XDx shall notify Diaxonhit in writing within twenty four (24) hours of such determination and the reason for such recall and Diaxonhit shall proceed with the recall in accordance with Diaxonhit’s recall procedures and any reasonable instructions provided by XDx.

15.4	Following the decision to recall any Product, XDx shall provide Diaxonhit with a prepared statement for use in response to any inquiries regarding any recall of the Product. Diaxonhit shall use such prepared statement to respond to any inquiries received with regard to the recall and shall not make any other statement regarding such recall.

15.5	Subject to a cap of 100% of the Royalties actually received by XDx in the Sales Year in which a recall occurs, if any Product is recalled, XDx shall reimburse Diaxonhit for the direct out-of-pocket costs of activities incurred as a result of the recall, (e.g., travel, transportation, destruction and publicity costs) except those internal costs directly incurred and necessary to administer the recall; provided, however, that XDx shall not reimburse any costs associated with the recall to the extent that such recall is due to the fault, negligence, recklessness or wrong-doing of Diaxonhit or any of Diaxonhit’s Affiliates or Sales Agents, or their directors, officers, employees or agents or due to a breach of this Agreement by Diaxonhit.

15.6	In addition to its obligations under clause 2.7, Diaxonhit shall keep complete and accurate records of the Distribution of the Product, including methods for tracking and traceability as required under Applicable Laws and Regulations, to enable appropriate procedures to be implemented in the event that a voluntary or mandatory recall of any Product is required.

15.7	XDx shall be entitled to inspect and audit at any reasonable time Diaxonhit’s recall procedures and the records referred to in clause 15.6, to satisfy itself that Diaxonhit is complying with its obligations under clause 15. However, this clause 15.7 shall not relieve Diaxonhit of its responsibilities and liabilities arising from clause 15.

15.8	In the event that any Product is recalled pursuant to this clause 15, the obligations of Diaxonhit to sell and Promote the Product affected by the recall and of XDx to supply the Product to Diaxonhit pursuant to this Agreement shall be suspended in whole, or, at the decision of XDx in part cases where recall only affects part of the Territory. The suspension shall only be lifted if and when the circumstances that caused the recall of the Product have been resolved. If the Product is thereafter totally withdrawn from the market in the Territory then XDx may terminate this Agreement under clause 24.2(D).

16.	TRADEMARK AND PATENT INFRINGEMENT

16.1	Each Party shall give prompt notice to the other if either Party becomes aware of any of the following within the Territory:

(A)	an infringement or threatened infringement of the Patents;

(B)	any infringement or threatened infringement of the Trademark or XDx’s rights protecting any label, trade name, trade dress, service mark or device used in connection with the Product;

(C)	or any claim by a third party that the sale of the Products infringes the third party’s patents, trademarks or other intellectual property rights;

each “an IP Action”.

16.2	XDx Action

XDx shall have the right, but not the obligation, to take action in the prosecution, defence, prevention, or termination of any IP Action. Should XDx elect to commence or defend legal proceedings in respect of the IP Action and Diaxonhit is joined as party in any such proceedings, Diaxonhit shall have the right to approve the counsel selected by XDx to represent the parties, such approval not to be unreasonably withheld. The expenses of such legal proceedings, including any reasonable expenses of Diaxonhit incurred in conjunction with such legal proceedings or the settlement thereof, shall be paid for entirely by XDx and XDx shall hold Diaxonhit free, clear and harmless from and against any and all costs of such litigation, including reasonable attorney’s fees (but excluding any independent attorney fees incurred by Diaxonhit in addition to the approved attorney fees). XDx shall not compromise or settle such litigation in a matter that would admit fault on behalf of Diaxonhit or adversely affect Diaxonhit’s rights without the prior written consent of Diaxonhit, which consent shall not be unreasonably withheld or delayed. In the event XDx exercises its right to conduct legal proceedings pursuant to this clause 16.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all out of pocket costs and expenses of every kind and character, including without limitation attorney’s fees and the costs of Diaxonhit payable pursuant to this clause 16.2, incurred in the conduct of any such legal proceedings. If, after such reimbursement, any funds shall remain from said recovery, then Diaxonhit shall be entitled to receive 75% of such funds and the remaining 25% of such funds shall be retained by XDx.

16.3	Diaxonhit Action

If XDx does not take action in the prosecution, defence, prevention, or termination of any IP Action pursuant to clause 16.2 above, and has not commenced negotiations with the other party for the discontinuance of said IP Action, within ninety (90) days after receipt of notice to XDx by Diaxonhit of the existence of an IP Action, Diaxonhit may elect to do so. Should Diaxonhit elect to commence or defend legal proceedings in respect of the IP Action and XDx is joined as party in any such legal proceedings, XDx shall have the right to approve the counsel selected by Diaxonhit to represent the Parties, such approval not to be unreasonably withheld or delayed. The expenses of such suit or suits that Diaxonhit elects to bring, including any expenses of XDx incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Diaxonhit, as the case may be, and Diaxonhit shall hold XDx free, clear and harmless from and against any and all costs of such litigation, including reasonable attorney’s fees (but excluding any independent attorney fees incurred by XDx in addition to the approved attorney fees). Diaxonhit shall not compromise or settle such litigation without the prior written consent of XDx, which consent shall not be unreasonably withheld or delayed. In the event Diaxonhit exercises its right to pursue legal proceedings pursuant to this clause 16.3, Diaxonhit shall first reimburse themselves out of any sums recovered in such suit or in settlement thereof for all out of pocket costs and expenses of every kind and character, including without limitation attorney’s fees and the costs of XDx payable pursuant to this clause 16.3, incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then XDx shall be entitled to receive 25% of such funds and the remaining 75% of such funds shall be retained by Diaxonhit.

16.4	Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any legal proceedings conducted under this clause 16 by the other party in respect of an IP Action.

16.5	Each party agrees to cooperate fully in any action under this clause 16 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

16.6	If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Each Party hereby represents and warrants to the other that:

(A)	it is duly authorised to enter into this Agreement;

(B)	it has and will maintain and comply with all consents, approvals and licences necessary for it to enter into and perform this Agreement; and

(C)	its entry into and performance of this Agreement does not and will not conflict with any of its other contractual obligations or with any Applicable Laws and Regulations.

18.	COMPLIANCE/ANTI-CORRUPTION LAWS/EXPORT CONTROL

18.1	Each Party shall at all times during the Term be an entity that is appropriately authorized to perform its obligations under this Agreement under Applicable Laws and Regulations and shall at all times have a sufficient financial resources to meet its obligations under this Agreement.

18.2	Each Party shall inform the other in the event that it receives a formal notification that it is the target of a formal investigation by a Regulatory Authority for a Material Anti-Corruption Law Violation.

18.3	Diaxonhit shall not enter into any transaction in any country or with any Person if such transaction is restricted under United States, United Nations, European Union or other Applicable Laws and Regulations regarding exports (“Export Regulations”) (irrespective of whether Diaxonhit itself is subject to such Export Regulations) without having first obtained all Regulatory Approvals and the prior written approval of XDx.

19.	INDEMNIFICATION

19.1	In addition to any other remedy available to XDx, but subject to the provisions of clauses 9.3 and 14.4, Diaxonhit shall defend, indemnify and hold harmless XDx, its Affiliates and its and their respective officers, directors, shareholders, employees and agents from and against any and all Loss incurred by them to the extent resulting from, arising out of, or in connection with any Third Party Claim against XDx, its Affiliates or its or their respective officers, directors, partners, shareholders, employees or agents that arises or results from:

(A)	Any breach of any obligation in this Agreement by or on behalf of Diaxonhit or its Affiliates, Sub-Contractors or Sales Agents, or the wilful misconduct, negligence or bad faith by or on behalf of Diaxonhit or its Affiliates, Sub-Contractors or Sales Agents;

(B)	the inaccuracy or breach of any representation or warranty made by Diaxonhit in this Agreement; or

(C)	any personal injury or death to any third party resulting from the use of or failure of any Products that did not comply with clause 9.4, which noncompliance could reasonably have been detected by a customary inspection on delivery;

except to the extent such Losses arise as a result of the negligence, fraud, wilful misconduct or wrongful act of XDx, its Affiliates, or its or their respective officers, directors, partners, shareholders, employees or agents.

19.2	In addition to any other remedy available to Diaxonhit, but subject to the provisions of clauses 9.3 and 14.4, XDx shall defend, indemnify and hold harmless Diaxonhit, its Affiliates and Sales Agents and its and their respective officers, directors, shareholders, employees and agents from and against any and all Loss incurred by them to the extent resulting from, arising out of, or in connection with any Third Party Claim against Diaxonhit, its Affiliates or Sales Agents, or its or their respective officers, directors, partners, shareholders, employees or agents that arises or results from:

(A)	Any breach of any obligation in this Agreement by or on behalf of XDx or its Affiliates, or the wilful misconduct, negligence or bad faith by or on behalf of Diaxonhit or its Affiliates;

(B)	the inaccuracy or breach of any representation or warranty made by XDx in this Agreement;

(C)	any claim that a Products, the Test or any process required to operate the Test infringes the Intellectual Property Rights of a Third Party; or

(D)	any personal injury or death to any third party resulting from the use of or failure of any Products that did not comply with clause 9.4, which noncompliance could not reasonably have been detected by a customary inspection on delivery, except to the extent such Losses arise as a result of the negligence, fraud, wilful misconduct or wrongful act of Diaxonhit, its Affiliates or Sales Agents, or its or their respective officers, directors, partners, shareholders, employees or agents.

20.	INDEMNITY ACTIONS

20.1	An Indemnified Party shall promptly and without delay give the Indemnifying Party prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Agreement (an “Indemnification Claim Notice”). In no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by such Party to this Agreement.

20.2	The obligations of an Indemnifying Party under this Agreement with respect to a Third Party Claim shall be governed by and be contingent upon the following:

(A)	Assumption of Defence

At its option, the Indemnifying Party may assume the defence of any Third Party Claim by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defence of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defences it may assert against any Indemnified Party’s claim for indemnification.

(B)	Control of the Defence

Upon the assumption of the defence of a Third Party Claim by the Indemnifying Party:

(1)	the Indemnifying Party may appoint as lead counsel in the defence of the Third Party Claim any legal counsel selected by the Indemnifying Party which shall be reasonably acceptable to the Indemnified Party; and

(2)	the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defence or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers’ fees and costs of suit and a solicitor client basis) incurred by the Indemnifying Party in its defence of the Third Party Claim with respect to such Indemnified Party or Indemnitee.

(C)	Right to Participate in the Defence

Without limiting clauses 20.2(A) and 20.2(B) any Indemnitee shall be entitled to participate in, but not control, the defence of a Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnitee’s own expense unless the Indemnifying Party has failed to assume the defence and retain counsel in accordance with clause 20.2(A) (in which case the Indemnified Party shall control the defence).

(D)	Settlement

With respect to all Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defence of a Third Party Claim in accordance with clause 20.2(A), (i) the Indemnifying Party shall have authority to consent to the entry of any judgement, enter into any settlement or otherwise dispose of such Loss, provided that it obtains the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed and (ii) no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(E)	Cooperation

If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, at the Indemnifying Party’s request, the Indemnified Party shall, and shall cause each other Indemnitee to, reasonably cooperate in the defence or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party and its employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all its related reasonable out-of-pocket expenses.

21.	NO IMPLIED WARRANTIES

21.1	All conditions, warranties and other terms not expressly set out in this Agreement (whether implied by statute, custom, course of dealing or otherwise) are excluded to the maximum extent permitted by law, including:

(A)	any term as to satisfactory quality, merchantability or fitness for a particular purpose;

(B)	any term arising from course of performance, course of dealing or usage in the trade; or

(C)	any term as to description or otherwise created by any affirmation of fact or promise or sample or model.

21.2	Except as expressly set out in this Agreement, no Party (or any of its Affiliates) shall have any liability of any nature with regard to the value, adequacy, freedom from fault or infringement, quality, efficacy, safety, suitability, characteristics, validity or usefulness of the Trademark, the Patents, the Information or other information provided under this Agreement or the Products.

21.3	Without prejudice to the generality of clause 21.1, XDx makes no representation or warranty to Diaxonhit that:

(A)	any Regulatory Approval will be obtained and/or maintained;

(B)	that the patent applications included within the Patents will be granted;

(C)	the Patents and Trademark are valid and in force and will remain valid and in force; or

(D)	the Products will not infringe any third party patents, trademarks or other intellectual property rights.

21.4	Nothing in this clause 21 or any other provision of this Agreement shall exclude or limit liability for fraud or fraudulent misrepresentation.

22.	LIMITATION OF LIABILITY

22.1	Nothing in this Agreement limits or excludes a Party’s liability:

(A)	for death or personal injury arising out of negligence;

(B)	fraud, fraudulent misrepresentation, criminal acts or the tort of deceit; or

(C)	where such a limitation or exclusion would be contrary to applicable law.

22.2	Subject to clause 22.1 neither Party nor any of its Affiliates shall be liable to the other Party or its Affiliates in contract (including for damages for any deliberate repudiatory acts), tort (including negligence), for breach of statutory duty, or otherwise:

(A)	for any indirect, special, exemplary, or consequential loss of any kind whatsoever however caused;

(B)	for any loss that consists of loss of goodwill, reputation business, revenue, profit, saving or use of money (in each case whether direct or indirect); or

(C)	for any loss that consists of the loss or corruption of data,

even if the relevant Party has been advised of the possibility of that type of loss.

22.3	Subject to clause 22.1, the aggregate liability of Diaxonhit, its Affiliates and Agents to XDx (or any Affiliate of XDx), whether in contract (including for damages for any deliberate repudiatory acts), tort (including negligence), for breach of statutory duty or otherwise, arising under or in connection with this Agreement shall not exceed the following amounts:

(A)	for loss representing damage to physical property, US$750,000; and

(B)	for all other losses, the greater of US$1,000,000 and 110% of the amounts paid or payable under this Agreement.

22.4	Subject to clause 22.1, the aggregate liability of XDx and its Affiliates to Diaxonhit (or any Affiliate of Diaxonhit), whether in contract (including for damages for any deliberate repudiatory acts), tort (including negligence), for breach of statutory duty or otherwise, arising under or in connection with this Agreement shall not exceed the following amounts:

(A)	for loss representing damage to physical property, US$750,000; and

(B)	for all other losses, the greater of US$1,000,000 and 110% of the amounts paid or payable under this Agreement.

22.5	Each Party shall, at the request of the other Party (and shall procure that its Affiliates shall) execute all deeds and other documents in favour of members of the other Party and its Group to enable each of them to enforce the limitations and exclusions in this clause 22.

23.	CONFIDENTIALITY

23.1	Subject to clause 23.5 neither Party nor its Affiliates or Sales Agents shall disclose any trade secret, proprietary or confidential information (including the Information) received from the other Party or an Affiliate or Sales Agent of the other Party pursuant to this Agreement or any previous agreements between the Parties or their Affiliates or Sales Agents relating to the Products or the Substance (“Confidential Information”) without the other Party’s written consent. The following information shall not be considered Confidential Information:

(A)	information that was known to the receiving Party at the time of its disclosure as evidenced by written records provided such information was not subject to any obligation of confidentiality;

(B)	information disclosed to the receiving Party by a third party without any duty of confidentiality;

(C)	information that is in the public domain other than by a breach by the receiving Party of any obligation of confidence; or

(D)	information independently generated by the receiving Party without reference to the Confidential Information of the other Party.

23.2	Except as contemplated by clause 23.5, Diaxonhit undertakes not to disclose the existence and/or the terms of this Agreement or its relationship with XDx to any third party nor in connection with any advertising without XDx’s written consent.

23.3	Either Party may disclose Confidential Information to an Affiliate or Sales Agent, provided such Affiliate or Sales Agent, as the case may be, agrees to be bound by the provisions of this clause 23.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

23.4	Each Party agrees that it and its Affiliates and Sales Agents shall not use Confidential Information for any purpose other than permitted by this Agreement without the prior written approval of the other Party.

23.5	This Agreement shall not restrict the receiving Party from complying with any legal requirement to disclose Confidential Information provided that the receiving Party shall to the extent that it is not prohibited from doing so by Applicable Laws and Regulations, promptly notify the disclosing Party of such legal requirement so that the disclosing Party may seek to quash such order and to obtain a protective order requiring that the relevant Confidential Information be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued. The receiving Party shall cooperate fully with the disclosing Party in any such proceedings.

23.6	The confidentiality obligations set out in this clause 23 shall survive the termination or expiry of this Agreement for five (5) years.

23.7	Diaxonhit shall ensure that each of its employees and Sub-contractors (including Sales Agents and Sub-Distributors) who have access to the Confidential Information have agreed to be bound by obligations of confidentiality and non-use at least as protective as those which apply to Diaxonhit under this Agreement.

23.8	Notwithstanding anything set forth in this clause 23 or otherwise, XDx shall not be obligated to keep any information related to the Products confidential or be restricted in its use of such information to the extent such Information is necessary for the Promotion of the Products.

24.	TERM AND TERMINATION

24.1	This Agreement shall commence on the Effective Date and shall be in effect until the later of:

(A)	The expiration of the last to expire Patent in the Territory; and

(B)	10 years from the Launch Date;

(the “Initial Term”) unless earlier terminated as set forth in clause 24.2 and provided always that Diaxonhit shall have the option to extend the Agreement for successive 12 month periods at the end of this Initial Term by serving notice at least 3 months prior to the end of the then current term, and subject always to the Royalty being reduced to [***]% of Net Sales for that period or such other rate as the Collaboration Committee shall agree based on prevailing market conditions,.

24.2	This Agreement may be terminated upon:

(A)	either Party giving not less than ninety (90) days written notice to the other Party of a breach of any of the terms of this Agreement by such other Party and the other Party’s failure to cure such breach within the notice period;

(B)	either Party giving written notice to the other Party, which termination notice shall have immediate effect, in the case of the other Party being subject to an Insolvency Event, such notice having immediate effect;

(C)

either Party giving not less than twelve (12) months’ written notice to other Party in the event of a Change in Control of that other Party, such notice to be served within one hundred and eighty (180) days of receiving notice of that Change of Control or within two hundred and seventy (270) days of receiving notice where the Person (or an Affiliate of the Person) acquiring Control of the other Party owns a Competing

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

Product. As soon as it is lawfully able to do so after the occurrence of a Change of Control, a Party which is the subject of a Change of Control shall notify the other Party of that Change of Control.

(D)	Diaxonhit giving XDx written notice in the event that the Products is totally withdrawn or loses its CE Mark in respect of any Product and such CE Mark loss is not remedied within 3 months of the event of loss. In such instance, termination of the Agreement will occur immediately upon Diaxonhit giving such notice;

(E)	either Party giving written notice to the other Party in the event of any publicly announced investigation by a Regulatory Authority relating to any suspected or actual Material Anti-Corruption Law Violation by the other Party or any Affiliates, consultants, agents, representatives or sub-contractors (including any Sub-Contractors) of that other Party or its Affiliates connected with this Agreement;

(F)	either Party giving twelve (12) months’ written notice to the other Party in the event that the average reimbursement for the Test in [***] or [***] falls below [***] Euros €[***] per Test over the course of a Quarter, provided that such notice cannot be served before the first anniversary of the Effective Date;

(G)	either Party giving notice to the other Party in the circumstance and in the manner set out in clauses 7.3 or 27.5.

25.	CONSEQUENCES OF TERMINATION

25.1	In the event of expiry or termination of this Agreement, howsoever such termination occurs:

(A)	Each of Diaxonhit and XDx shall stop and shall cause their Affiliates and Sales Agents to stop using all Confidential Information of the other Party and upon the other Party’s request shall return to the requesting Party all Confidential Information; provided that Diaxonhit shall be entitled to continue using such Confidential Information supplied by XDx only for the purposes of selling its current stocks of the Products in accordance with the provisions of clause 25.3, or fulfilling any applicable regulatory requirement.

(B)	Diaxonhit and its Affiliates and Sales Agents shall stop using the Trademark and any other trademarks, trade names, trade dress, service marks or devices applied to or used in association with the Products which are the property of XDx, except for the purposes of selling its remaining stocks of the Products in accordance with the provisions of clause 25.3. The licenses granted to Diaxonhit shall terminate.

(C)	Diaxonhit shall within thirty (30) days (or ninety (90) days if necessary to effectuate the provisions of clause 25.3) transfer the ownership of any Regulatory Approvals relating to the Products to XDx or XDx’s designee or, upon XDx’s request cancel the Regulatory Approvals, and take all measures to perfect XDx’s or its designee’s rights thereto, all of the forgoing at Diaxonhit’s cost. No compensation shall be due to Diaxonhit or its Affiliates for such assignment.

25.2	Termination of this Agreement shall not relieve the Parties of any accrued liability.

25.3	Where this Agreement expires at the end of the Term or is terminated by XDx pursuant to clause 24.2(A), Diaxonhit shall have a period of ninety (90) days from the effective date of termination of this Agreement during which it may sell in the Territory its stocks of the Products remaining at the effective date of such termination.

***Confidential material redacted and filed separately with the Securities and Exchange Commission.

25.4	Where this Agreement is terminated by Diaxonhit or by XDx (other than pursuant to clause 24.2(A) or (E), XDx shall or shall procure that an Affiliate of XDx shall;

(A)	repurchase all unused Products from Diaxonhit at the original Purchase Price, subject to Diaxonhit’s reasonable efforts to utilize such unused Products in the ordinary course of business following notice of termination;

(B)	reimburse Diaxonhit for any unamortised and documented costs incurred in the Promotion and Distribution of the Products and the Test, including investments in equipment for the [***] Lab (including centrifuges for sample collections in all Territory hospitals), up to a maximum of [***] Euros (€[***]); and

(C)	pay a royalty to Diaxonhit of [***]% of the Net Sales achieved by XDx in those countries within the Territory where Diaxonhit Promoted the Test during the Term, such royalty to be calculated and paid to Diaxonhit in the same manner as the Royalty was calculated and paid to XDx during the Term.

25.5	Within a period of ninety (90) days from the termination of this Agreement, Diaxonhit and its Affiliates shall, at Diaxonhit’s discretion either destroy all or transfer to XDx all Promotional Materials relating to the Products then in Diaxonhit’s or its Affiliates’ possession.

25.6	Clauses 1, 8, 14, 15, 19, 20, 21, 22, 23, 25 and 27 and all provisions which by their nature are intended to survive shall survive expiry or termination of this Agreement.

26.	ASSIGNMENT

This Agreement may not be assigned by either Party in whole or in part without the prior written consent of the other, except that either Party may assign this Agreement and its rights and obligations hereunder to any of its Affiliates or any successor in interest to all or substantially all of the assets or business to which this Agreement relates without such consent.

27.	GENERAL PROVISIONS

27.1	Amendment

Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of all Parties.

27.2	Entire Agreement

This Agreement and any documents or ancillary agreements, including the Test Service Agreement to be entered in to with the [***] Lab referred to in it constitute the entire agreement between the Parties with respect to its subject matter. This Agreement supersedes all prior arrangements, undertakings, understandings or agreements, whether written or oral, with respect to its subject matter. Each Party confirms that in entering into this Agreement it is not relying on any statements, representations, warranties or covenants of any person (whether a Party or not) except as specifically set out in this Agreement including any such statements, representations, warranties or covenants made by a Party or its representatives prior to entering into this Agreement. Each Party waives all rights and remedies which, but for this clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance. All Schedules and Exhibits referred to in this

Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. This clause 27.2 shall not exclude or limit liability for fraud or fraudulent misrepresentation.

27.3	Audit Rights

XDx shall have the right, at its own expense, to access the books and records of Diaxonhit, its Affiliates and Sales Agents, as may be reasonably necessary to verify the accuracy of the gross and Net Sales in Sections 13.2 and 13.3. Such access shall be conducted no sooner than 15 Working Days’ prior written notice to and during ordinary business hours, will be conducted in a manner that is not disruptive to Diaxonhit’s operations, and shall not be more frequent than once per Sales Year. As it relates to the calculation of sales, if such independent certified public accountant’s report shows any underpayment by Diaxonhit, Diaxonhit shall remit to XDx within thirty (30) days after Diaxonhit’s receipt of such report, (a) the amount of such underpayment, and (b) if such underpayment exceeds five percent (5%) of the total amount owed for the period then being audited, the reasonable fees and expenses of any independent accountant performing the audit on behalf of XDx. Any audit or inspection conducted under this Agreement by XDx or its agents or contractors will be subject to the confidentiality provisions of this Agreement, and XDx will be responsible for compliance with such confidentiality provisions by such agents or contractors.

If any dispute arises under this Section 27.3 between the Parties relating to underpayments and the Parties cannot resolve such dispute within thirty (30) days of a written request by either Party to the other Party, the Parties shall hold a meeting, attended by the Chief Executive Officer or President of each party (or their respective designees), to attempt in good faith to negotiate a resolution of the dispute. If, within sixty (60) days after such meeting request, the Parties have not succeeded in negotiating a resolution of the dispute, either Party may pursue any other available remedy, including, upon prior written notice to the other Party, instituting legal action.

27.4	Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

27.5	Force Majeure

No liability shall result from delay in performance or non-performance, in whole or in part, by either of the Parties to the extent that such delay or non-performance is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including acts of God, strikes, lock-outs or other industrial/labour disputes, war, riot, civil commotion, terrorist act, malicious damage, epidemics, quarantines, fire, flood, storm or natural disaster. The Force Majeure Party shall, within five (5) days of the occurrence of the Force Majeure event, give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party shall use best endeavours without being obligated to incur any material expenditure to remedy its inability to perform; provided, however, if the suspension of performance continues for sixty (60) days after the date of the occurrence and such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the other Party to exercise its rights under this Agreement. If the Parties are not able to agree on such amendments within thirty (30) days and if suspension of performance continues, such other Party may terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party shall have any liability to the other except for those rights and liabilities that accrued prior to the date of termination.

27.6	Further Assurance

Each Party shall perform all further acts and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

27.7	Governing Law and Dispute Resolution

(A)	The interpretation and construction of this Agreement shall be governed by the laws of England. Except as otherwise provided in clause 14.2 or this clause 27.7, any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or invalidity thereof (“Dispute”), shall be finally settled by arbitration in accordance with the JAMS International Arbitration Rules. The arbitral tribunal shall be composed of three (3) arbitrators. The seat of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. The proceedings, including any outcome, shall be confidential.

(B)	The Parties shall endeavour to resolve any Dispute by escalation to their management provided that this shall not prevent a Party taking any action under this clause 27.7.

(C)	Nothing in this clause 27.7 shall prejudice howsoever any Party’s right to apply, either prior to or during any arbitration, to any court of competent jurisdiction for interim, provisional or conservatory measures, relief or remedies, including a temporary restraining order, preliminary injunction or other interim relief, concerning a dispute if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

(D)	A breach by either Party of clause 18 or 23 will cause irreparable damage and the non-breaching Party will not be adequately compensated by monetary damages. In the event of any proceedings brought pursuant to clause 27.7(C) arising out of a breach, or threatened breach, of clause or 23, the non-breaching Party shall not be required to prove irreparable injury or actual damages as a remedy or to post a bond or provide security for costs.

27.8	Insurance

Each Party shall maintain during the Term and for three (3) years thereafter insurance coverage of the types and in the amounts typically carried by companies in the medical testing industry in relation to the sale and distribution of Products such as the Products in the jurisdictions covered by the Territory or in such types and amounts as stipulated by XDx in writing prior to the Effective Date. Each Party shall provide the other Party with certificates evidencing its insurance coverage and limits on request.

27.9	Interest

If either Party does not make payment to the other Party under this Agreement by the required date (“Due Date”), it shall pay interest to the other Party at the rate of two per cent (2%) per annum above London Interbank Offered Rate as published by Reuters (LIBOR) for the currency of payment (or, if lower the maximum rate permitted by law) on a daily basis from the Due Date up to and including the actual date of payment. This clause 27.9 shall not affect or limit any other remedy.

27.10	No Benefit to Others

(A)	This Agreement may be enforced by any Affiliate of XDx.

(B)	Except as provided in clause 27.10(A), a Person who is not a Party shall not have any right under Applicable Laws or Regulations or otherwise to enforce any term of this Agreement.

(C)	The right of the Parties to terminate, rescind or agree any variation of or waiver or settlement under this Agreement is not subject to the consent of any Person that is not a Party.

27.11	Notices

(A)	Any notice, request, or other communication required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be hand delivered, sent by a recognized overnight delivery service, costs prepaid, or sent by facsimile (with transmission confirmed), addressed to the Parties at their respective addresses above or such other addresses notified in accordance with this clause 27.11.

(B)	Each Party shall from time to time notify each other of the facsimile numbers to use for such purposes, and in the absence of a separate notification the facsimile number to be used are:

(1)	XDx: +1 415 287 2461; and

(2)	Diaxonhit + 33 1 58 05 47 19

(C)	Notices shall be deemed to have been given as on the date delivered by hand or transmitted by facsimile (with transmission confirmed), or on the second day after deposit with an internationally recognized overnight delivery service.

(D)	Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.

27.12	Relationship of the Parties

The Parties are independent contractors. Nothing in this Agreement creates a partnership, joint venture or agency relationship between the Parties and neither Party shall have any fiduciary duty to the other in connection with this Agreement. Except as otherwise expressly provided in this Agreement, nothing grants either Party the authority to bind or contract any obligation in the name or on the account of the other Party or to make any statement, representation, warranty or commitment on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

27.13	Severability

To the extent permitted by law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable. If any provision of this Agreement is held to be invalid, illegal or unenforceable, then such provision will be given no effect by the Parties and shall not form part of this Agreement. Provided that the rights and obligations of each Party are not materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

27.14	Waiver and Non-Exclusion of Remedies

(A)	A Party’s delay or failure to enforce any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies in the future. To be effective any waiver must be in writing. The doctrine of affirmation of contract by election shall not apply to this Agreement.

(B)	No remedy conferred by any provision of this Agreement is intended to be exclusive of any other remedy except as expressly provided for in this Agreement and each and every remedy shall be cumulative and shall be in addition to every other remedy given in this Agreement or existing at law or in equity, by statute or otherwise.

[Remainder of this page intentionally left blank.]

SIGNED for and on behalf of XDx, Inc.	SIGNED for and on behalf of Diaxonhit

/s/ Peter Maag	/s/ Loïc Maurel
Name: Peter Maag	Name: Loïc Maurel
Title: Chief Executive Officer	Title: President of the Management Board

Schedule 1

Patent and/or Patent Applications

Country	Patent No. App No.	Application Date	Title	Status
European Patent Office	EP 1585972 EP 037997558	4/24/2003	METHODS AND COMPOSITIONS FOR DIAGNOSING AND MONITORING TRANSPLANT REJECTION	Granted

European Patent Office	EP 2194145 EP 08016970.9	9/26/2008	METHODS AND COMPOSITIONS FOR DIAGNOSING AND MONITORING TRANSPLANT REJECTION	Granted

European Patent Office	EP 2253719 EP 10157687.4	4/24/2003	METHODS AND COMPOSITIONS FOR DIAGNOSING AND MONITORING TRANSPLANT REJECTION	Granted

European Patent Office	EP 2292786 EP 10183179.0	4/24/2003	METHODS AND COMPOSITIONS FOR DIAGNOSING AND MONITORING TRANSPLANT REJECTION	Granted

European Patent Office	EP 1885889 EP 06770255.5	5/11/2006	METHODS OF MONITORING FUNCTIONAL STATUS OF TRANSPLANTS USING GENE PANELS	PENDING

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***Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 2

Part A — Products and Purchase Prices

Product	Purchase Price*
AlloMap Plates	€[***] per AlloMap plate for first [***] plates; €[***] per AlloMap plate thereafter

AlloMap Sample Processing/Collection Kits	€[***] for box of [***] units to process blood specimens for up to [***] Tests

AlloMap Shipper Kits	€[***] each

CPT Tubes	€[***] for each box of [***] CPT tubes

*	Prices exclude shipping costs and are converted at €1 to $1.3 and rounded to the nearest Euro; prices quoted for sample processing kits, shipper kits and CPT tubes are at XDx current costs

PART B — SPECIFICATIONS

AlloMap Plates: [***] well PCR plates that contain probes, primers and the enzyme required for the qRT-PCR step of the Test. Each plate allows testing of up to [***] samples.

AlloMap Sample Processing/Collection Kits: Required reagents and disposables used to process peripheral blood collected in CPT tubes into a stabilized mononuclear cell lysate. Processing of the blood specimen is performed at the draw site. Lysates are then frozen and shipped on dry ice to the laboratory which will conduct the Test.

AlloMap Shipper Kits: Insulated boxes and outer carton, along with requisite forms and labels used to transport frozen patient lysates from the draw site to the laboratory that will conduct the Test.

CPT Tubes: An evacuated tube, which is intended for the collection of whole blood and the separation of mononuclear cells in a single centrifugation step. The tubes contain a density gradient fluid which facilitates the isolation of mononuclear cells from peripheral blood specimens. The CPT tube is required for the collection of blood specimens to be used for the Test.

Test: The Test is a panel of 20 gene assays, 11 informative and 9 used for normalization and/or quality control, which produces gene expression data used in the calculation of an AlloMap test Score. The AlloMap score ranges from 0-40. The test is based on standard quantitative real-time polymerase chain reaction methodology (qRT-PCR) using RNA isolated from peripheral blood mononuclear cells (PBMC) isolated from whole blood collected in a BD Vacutainer CPTTM Cell

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Preparation tube (Becton Dickinson, NJ) with sodium citrate (CPTTM tube). Testing is performed according to detailed instructions and conditions provided by XDx to Diaxonhit and/or the [***] Lab, including the selection and use of laboratory equipment and testing reagents, and procedures to be followed in order to achieve the required test performance.

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Schedule 3

Trademarks

50661-24001.43	European Community	003923984	7/8/2004	ALLOMAP	Registered

50661-24001.50	European Community	004439287	5/10/2005	ALLOMAP	Registered

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***Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 4

Issue of DHT Shares

For the payments (if any) to be made in DHT Shares to XDx pursuant to clauses 3.1 and 3.2, Diaxonhit shall, subject to the approval by its shareholders’ meeting in accordance with applicable French law and the delivery by the appraiser (commissaire aux avantages particuliers) to be appointed on May 22nd, 2013 by order of the president of the commercial court of Paris (president du Tribunal de commerce de Paris) of its report without reserve, issue for free [***] ([***]) warrants (bons de souscription d’actions ordinaires) to XDx as follows:

1.	for payment (if any) of the Initial Equity Payment by Diaxonhit (i.e., €387,500 in DHT Shares), [***] ([***]) warrants (bons de souscription d’actions ordinaires) (the “Initial Warrants”). Subject to satisfaction of the CE Approval, each Initial Warrant shall allow XDx to subscribe, at the Market Price (as defined below), a number “N” (as defined below) of new DHT Shares calculated as follows:

2.	for payment (if any) of the Milestone 1 Equity Payment by Diaxonhit (i.e., €[***] in DHT Shares), [***] ([***]) warrants (bons de souscription d’actions ordinaires) (the “M1 Warrants”). Subject to satisfaction of the Milestone 1, each M1 Warrant shall allow XDx to subscribe, at the Market Price, a number “N” of new DHT Shares calculated as follows,

3.	for payment (if any) of the Milestone 2 Equity Payment by Diaxonhit (i.e., €[***] in DHT Shares), [***] ([***]) warrants (bons de souscription d’actions ordinaires) (the “M2 Warrants”). Subject to satisfaction of the Milestone 2, each M2 Warrant shall allow XDx to subscribe, at the Market Price, a number “N” of new DHT Shares calculated as follows,

4.	for payment (if any) of the Milestone 3 Equity Payment by Diaxonhit (i.e., €[***] in DHT Shares), [***] ([***]) warrants (bons de souscription d’actions ordinaires) (the “M3 Warrants”). Subject to satisfaction of the Milestone 3, each M3 Warrant shall allow XDx to subscribe, at the Market Price, a number “N” of new DHT Shares calculated as follows,

5.	for payment (if any) of the Milestone 4 Equity Payment by Diaxonhit (i.e., €[***] in DHT Shares), [***] ([***]) warrants (bons de souscription d’actions ordinaires) (the “M4 Warrants” and, together with the Initial Warrants, the M1 Warrants, the M2 Warrants and the M3 Warrants, the “Warrants”). Subject to satisfaction of the Milestone 4, each M4 Warrant shall allow XDx to subscribe, at the Market Price, a number “N” of new DHT Shares calculated as follows, provided that:

(i)	The total number “N” of new DHT Shares which can be subscribed upon exercise of a Warrant shall be calculated as follows:

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N = [***] / MP

where “MP” is equal to the Market Price calculated as at the date of exercise of the relevant Warrant,

provided that the maximum number of new DHT Shares which can be subscribed upon exercise of a Warrant shall not exceed [***] DHT Shares. Accordingly, in case “N” is higher to [***], “N” shall be equal to [***];

(ii)	“Market Price” means the subscription price of each DHT Share to be subscribed upon exercise of a Warrant equal to the greater of: (i) the par value of a share of Diaxonhit as at the date of exercise of the relevant Warrant (i.e., €[***] on the Effective Date) and (ii) the volume weighted average price (VWAP) of a share of Diaxonhit on the Altemext market (or such other market on which the shares of Diaxonhit would be listed at the time of exercise) during the 20 trading days preceding immediately the date of the CE Notification or relevant Milestone Notification (as defined in clause 3.7), as applicable;

(iii)	The total exercise price (prix d ‘exercice) of the DHT Shares (i.e., EUR [***]) issued upon exercise of a Warrant will be fully paid-up by way of offset against the amount of the Initial Equity Payment or the Milestone 1/2/3/4 Equity Payment, as applicable; for the purpose of this paragraph (iii), upon satisfaction of the CE Approval, Milestone 1, Milestone 2, Milestone 3 or Milestone 4, as applicable, pursuant to the terms and conditions of this Agreement, the full amount of the Initial Equity Payment or the Milestone 1/2/3/4 Equity Payment, as applicable, shall become automatically due and payable (liquide et exigible) to XDx.

The terms and conditions of the Warrants (including, in particular, their duration) are further set forth in the resolutions of the shareholders’ meeting and board’s meeting (the “Resolutions”) of Diaxonhit, a draft of which is appended to this Schedule 4.

Diaxonhit undertakes and agrees that it shall convene its shareholders to a meeting to approve the Resolutions and issue the Warrants on June 20, 2013.

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Resolutions

Translation for information purpose only — Only the French version prevails.

Treizieme résolution : Délégation de competénce consentie au Directoire pour emettre un nombre maximum de 2.075 bons de souscription d’actions au profit d’une personne nommement designée

L’assemblee generale, statuant aux conditions de quorum et de majority d’une assemblee generale extraordinaire, connaissance prise du rapport du Directoire, du rapport special des Commissaires aux Comptes et du rapport du Commissaire aux avantages particuliers, conformement aux dispositions des articles L. 225-129-2, L. 225-138 et L. 228-91 et suivants du Code de commerce, constatant que le capital de la Societe est entierement libere ;

1. Délégue au Directoire, avec faculté de subdelegation clans les conditions légales et réglementaires, sa competence pour decider l’émission, en une ou plusieurs fois, d’un nombre maximum de [***] ([***]) bons de souscription d’actions (les « BSA ») ;

2. Décide de supprimer le droit préférentiel de souscription des actionnaires aux BSA et de réserver le droit de souscrire ces BSA a :

La societe XDx, Inc., société de l’Etat du Delaware, Etats-Unis, dont le principal etablissement est situe au 3260 Bayshore Blvd, Brisbane Californie 94005 (ci-apres « XDx ») ;

3. Constate que conformément aux dispositions de Particle L. 225-132 du Code de commerce, Pemission des BSA

Thirteenth resolution: Delegation of competence to the Management Board for the issue of a maximum number of 2,075 warrants in favor of a specific person

The general meeting, stating at the quorum and majority conditions of an extraordinary general meeting, notice taken of the Management Board’s report, the Auditors’ special report and the Appraiser’s report, in accordance with articles L. 225-129-2, L. 225-138 and L. 228-91 and following of the Commercial Code, noting that the share capital is entirely paid up;

1. Delegates to the Management Board, with the possibility to subdelegate within the legal and regulatory conditions, its competence to decide the issue, in one or several times, a maximum number of [***] ([***]) warrants giving a right to shares (the “Warrants”);

2. Decides to cancel the shareholders’ preferential subscription right to the Warrants and to reserve the subscription right on these Warrants to :

The company XDx, Inc., a company registered in the State of Delaware, United-States, which main office is located 3260 Bayshore Blvd, Brisbane California 94005 (below « XDx ») ;

3. Acknowledges that, pursuant to the

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emporte de plein droit renonciation des actionnaires a leur droit preferentiel de souscription aux actions qui pourront etre souscrites par exercice des BSA ;

4. Decide que les BSA presenteront notamment les caractetistiques suivantes :

Cessibilité

Les BSA seront incessibles, a l’exception d’une ou plusieurs cessions a toute societe dont XDx detiendrait le controle ou par laquelle elle serait controlee, directement ou indirectement, au sens des articles L. 233-3 et L. 233-4 du Code de commerce.

Inscription en compte

Les BSA seront inscrits au nominatif pur au nom de leur titulaire. Ils ne feront pas l’objet d’une admission aux negociations sur le marche Alternext de NYSE-Euronext.

Prix d’emission

L’emission des BSA interviendra a titre gratuit.

Date d’emission

Les BSA devront etre anis clans un delai maximum de six mois a compter de la presente assemblee.

Parite d’exercice, prix d’exercice et nombre maximum d’actions emises

Chaque BSA donnera le droit de souscrire pour un prix global d’exercice de [***] euros un nombre d’actions egal a la contre-valeur de [***] euros en actions Diaxonhit.

Article L. 225-132 of the Commercial Code, the issue of Warrants results in an automatic waiver by existing shareholders of their preferential subscription right on shares issued upon exercise of the Warrants.

4. Decides that the Warrants will have notably the following characteristics:

Transfer:

The Warrants may not be transferred, except for one or more transfers to any company that XDx would hold or by which XDx would be held, directly or indirectly, pursuant to Articles L. 233-3 and L. 233-4 of the Commercial Code.

Book registration

The Warrants will be in registered form in the name of their holder. No request for listing on Alternext of NYSE Euronext will be made.

Issue price

The warrants will be issued freely.

Date of the issue

The warrants will have to be issued within six months following this meeting.

Parity of exercise, exercise price, and maximum number of issued shares

Each Warrant gives right to subscribe at a global exercise price of [***] euros, to a number of Diaxonhit shares equal to [***] euros.

This consideration will be calculated on the basis of the average weighted by the volume of Diaxonhit share price on NYSE Alternext market in Paris during the last twenty (20) stock exchange sessions, it being specified that, in accordance with the law, the subscription price per share cannot be less than the nominal value of the share, i.e. [***] euros, corresponding to a maximum number of [***] shares that may be issued

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Cette contre-valeur sera calculee sur la base de la moyenne ponder& par les volumes des cours de l’action Diaxonhit sur le mantle NYSE Alternext a Paris pendant les vingt (20) seances de bourse precedant la decision d’exercice des BSA, etant precise que, conformement a la loi, le prix de souscription par action ne pourra etre infetieur a la valeur nominale de l’action, soit [***] euros, correspondant a un nombre maximum de [***] actions susceptibles d’être emises par exercice d’un BSA, soit une augmentation de capital totale d’un montant nominal maximum de [***] euros si tous les BSA etaient exerces a ce prix.

Rompus

Lorsque le titulaire de BSA aura droit a un nombre d’actions ordinaires formant « rompu », it lui sera attribue le nombre entier d’actions immediatement inferieur.

Souscription

Les actions ordinaires souscrites en exercice des BSA devront etre integralement liberties, tant du nominal que de la prime, lors de leur souscription par versement en numeraire et/ou par compensation de creances liquides et exigibles detenues sur la Societe. L’exercice des BSA se fera sans frais pour leur titulaire autre que la liberation du prix de souscription des actions ordinaire nouvelles a emettre en consequence.

Petiode d’exercice et date d’echeance

Les BSA seront exergables a compter de leur emission et pendant une petiode de dix ans a compter de ladite emission. A defaut d’avoir ete exerces dans ce delai, les BSA seront de plein droit caducs et sans valeur.

following the exercise of one Warrant, i.e. a total capital increase of a maximum nominal value of [***] if all the Warrants would be exercised at this price.

Fraction of shares

When the holder of Warrants will have a right to a fractional number of ordinary shares, he will be granted the immediately lower number of shares.

Subscription

The ordinary shares subscribed upon exercise of the Warrants will have to be entirely paid up, for the nominal value and the premium, at the time of their subscription by cash payment and/or by compensation with liquidated and due claim on the Company. The exercise of the Warrants will be done without fees for their holder other than the subscription price of the corresponding new shares.

Period of exercise and maturity date

The Warrants can be exercised as of their issue and for a period of ten years following their issue. If not exercised within this period, the Warrants will be automatically null and void and without value.

Form

The new ordinary shares issued upon exercise of the Warrants will be ordinary shares, in bearer or registered form depending on the subscriber’s choice, and a request for listing on Alternext of NYSE Euronext will be made.

Dividends

The new ordinary shares issued upon exercise of the Warrants will be entirely assimilated to existing ordinary shares and will give right to dividends on the first day of the pending fiscal period.

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Forme

Les actions ordinaire nouvelles emises au resultat de l’exercice des BSA seront des actions ordinaires et revetiront la forme nominative ou au porteur au choix du souscripteur et feront l’objet d’une demande d’admission aux negociations sur le marche Alternext de NYSE-Euronext.

Jouissance

Les actions ordinaires nouvelles emises au resultat de l’exercice des BSA seront entierement assimilees aux actions ordinaires anciennes et porteront jouissance au premier jour de l’exercice en cours.

5. Approuve les avantages particuliers qui resulteront de l’emission des BSA au profit de XDx ;

6. Delegue au Directoire tous pouvoirs, avec faculte de subdelegation clans les conditions legales et reglementaires, pour mettre en oeuvre la presente delegation et proceder a l’emission des BSA - ainsi que le cas echeant d’y surseoir - clans les conditions et limites fixees a la presente resolution, et notamment a l’effet de :

•   proceder a l’emission de toute ou partie des BSA dans les conditions et limites ci-dessus ;

•   determiner les autres conditions des BSA, notamment les conditions d’exercice, ainsi que la realisation de ces conditions et la recevabilite de l’exercice des BSA ;

5. Approves the specific advantages that will result from the issue of Warrants to XDx;

6. Delegates to the Management Board all powers, with the possibility of subdelegation within legal and regulatory limits, to implement this delegation and perform the issue of Warrants — and possibly to postpone such issue(s) - in accordance with the conditions and limits set in this resolution, including:

•   proceed with the issue of all or a part of the Warrants within the hereabove conditions and limits;

•   set the other conditions of the Warrants, notably the conditions of exercise, together with the completion of these conditions and the admissibility of the Warrants exercise ;

•   set the number and the subscription price of the shares to be issued upon exercise of the Warrants, under the hereabove conditions;

•   set the terms and conditions to protect the rights of Warrants holders pursuant to legal rules and/or contractual stipulations; to take all necessary measures in due course to protect the rights of Warrants holders;

•   as the case may be, suspend the exercise of the Warrants for a period that cannot exceed three months;

•   acknowledge the exercise of the Warrants and the subsequent share capital increases; subsequently amend the bylaws and proceed with all necessary formalities related to these capital increases;

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•   determiner le nombre et le prix de souscription des actions a emettre sur exercice des BSA dans les conditions determines ci-dessus ;

•   determiner les conditions et modalites de la preservation des droits du porteur de BSA en application des dispositions legales et/ou contractuelles ; de prendre en temps utile toute mesure qui s’avererait necessaire pour preserver les droits du porteur de BSA ;

•   suspendre le cas echeant l’exercice des BSA pendant un delai qui ne pourra exceder trois mois ;

•   constater l’exercice des BSA anis et les augmentations consecutives du capital social ; modifier correlativement les statuts et effectuer toutes formalites relatives auxdites augmentations du capital ;

•   modifier les statuts de la Societe afire, le cas echeant, de stipuler les avantages particuliers que le commissaire aux avantages particuliers pourrait, le cas echeant, constater ;

•   requetir l’admission aux negociations sur le marche Alternext des actions ordinaires resultant de l’exercice des BSA ;

•   et d’une maniere generale, faire tout ce qui sera necessaire en vue de l’emission des BSA et des actions resultant de l’exercice des BSA.

•   amend the Company bylaws in order to mention, as the case may be, the specific advantages that the Appraiser could point out;

•   request the admission for listing on Alternext of the ordinary shares resulting from the exercise of the Warrants;

•   and, more generally, take all necessary measures in order to issue the Warrants and the shares resulting from the exercise of the Warrants.

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***Confidential material redacted and filed separately with the Securities and Exchange Commission.

Schedule 5

Sample Products

[***] AlloMap Plates (as per the terms contained herein)

[***] AlloMap Shipper Kits

[***] AlloMap Sample Processing/Collection Kits

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Schedule 6

Governance of Collaboration Committee

PURSUANT TO CLAUSE 6.5

1. Within 30 days from the Effective Date, the Parties will establish a Governance of Collaboration Committee (“the Collaboration Committee”) comprising two (2) voting representatives of each Party. Each Party may at any time appoint different representatives by prior written notice to the other Party. Additional representatives of a Party may attend meetings in a non-voting capacity. Each Party will designate one of its representatives as a co-chair of the Committee.

2. The Collaboration Committee will determine the commercialization strategy, monitor and manage the activities conducted pursuant to this Distribution and Licensing Agreement, and establish priorities and responsibilities regarding the key elements of the promotional, marketing and sales activities.

3. The Collaboration Committee will hold meetings at least once every quarter by teleconference or in person at such times and places as the co-chairs may determine, provided that they will meet in person at least once per year, alternating between the head offices of each Party. All other meetings need not be in person and may be by teleconference or other method. Each Party will bear its own costs associated with attending meetings.

4. Decisions of the Collaboration Committee will require unanimous consent to be binding. A voting representative of one Party may assign to a voting representative of the same Party the ability to give consent by proxy. If the Collaboration Committee is unable to reach unanimous consent on an issue, it will submit the issue to the Chief Executive Officer of each Party, who will confer; should these persons fail to agree, the Collaboration Committee will defer to the decision of a mediator or an independent expert, as appropriate to the nature of the dispute. Cost of the expertise will be shared equally between the Parties.

5. The Collaboration Committee will keep accurate minutes of its deliberations and will fmalize them for release to the Parties within ten (10) days of each meeting.

6. Each Party will promptly disclose to the other Party and to the Collaboration Committee in reasonable details all information that is necessary or reasonably useful for the other Party to perform its obligations under the Agreement. The Parties will provide the Collaboration Committee with reasonable access to records of the Parties, relating to the performance of the Agreement that the Collaboration Committee may reasonably require, except where such access is inconsistent with a Party’s duty of confidentiality to a third party.

7. Each Party will timely report to the other Party or to the Collaboration Committee significant events or information concerning the performance of this Agreement, including the Testing Services Agreement, Agents and Sub-Distributors.

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Schedule 7

Designated Products

Test, AlloMap plates, AlloMap sample processing kit and LTP. “LTP” means a positive PCR control used in each well of the AlloMap plates.

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